UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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HEXCEL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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HEXCEL®

Notice of Annual Meeting of Stockholders 2018

Hexcel Corporation Two Stamford Plaza 281 Tresser Boulevard Stamford, Connecticut 06901-3238

Notice of

Annual Meeting of

Stockholders

To be held on

May 3, 2018

The Annual Meeting of Stockholders of Hexcel Corporation will be held in the Community Room, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut, on May 3, 2018 at 10:30 a.m. for the following purposes:

1. To elect eleven directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;

2. To vote on a proposal to approve, on an advisory basis, the company’s 2017 executive compensation;

3. To vote on a proposal to ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for 2018; and

4. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Stockholders of record at the close of business on March 9, 2018 will be entitled to vote at the meeting and any adjournments or postponements of the meeting.

By order of the Board of Directors
Gail E. Lehman Executive Vice President, General Counsel and Secretary

Dated: March 16, 2018

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED PRE-ADDRESSED, POSTAGE-PAID, RETURN ENVELOPE.

IMPORTANT NOTICE REGARDING THE AVAILABILITY

OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON MAY 3, 2018

The proxy statement, annual report to security holders and related materials are available at http://phx.corporate-ir.netlphoenix.zhtml?c=75598&p=proxy.

Hexcel Corporation | 2018 Proxy Statement

PROXY STATEMENT

This proxy statement is furnished to the holders of Hexcel Corporation (“Hexcel” or the “company”) common stock, in connection with the solicitation of proxies by Hexcel on behalf of the Board of Directors of the company (the “board of directors” or the “board”) for use at the Annual Meeting of Stockholders, or any adjournments or postponements of the meeting (the “Annual Meeting”) to be held on May 3, 2018. This proxy statement and the accompanying proxy card are first being distributed or made available to stockholders on or about March 16, 2018.

The Meeting

To be held on:	May 3, 2018

Place:	Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut 06901-3238

Record Date:	You will be eligible to vote your shares of common stock at the Annual Meeting if you were a stockholder of record at the close of business on March 9, 2018. As of that date, 89,650,530 shares of common stock were issued and outstanding. The holders of 44,825,266 shares will constitute a quorum at the meeting.

Voting:	Each share of common stock that you hold will entitle you to cast one vote with respect to each matter that will be voted on at the Annual Meeting. All shares that are represented by effective proxies that we receive in time to be voted shall be voted at the Annual Meeting. If you direct how your votes shall be cast, shares will be voted in accordance with your directions. If you return a signed proxy and do not otherwise instruct how to vote on the proposals, then the shares represented by your proxy will be voted:

◾	for each of the director candidates nominated by the board,

◾	for approval, on an advisory basis, of the company’s 2017 executive compensation,

◾	in favor of the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018, and

◾	in the discretion of the proxy holders on any other matters that may come before the Annual Meeting.

If you return a signed proxy with abstentions, your shares will be included in determining if a quorum is present.

A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. Under New York Stock Exchange (“NYSE”) rules, brokers are not permitted to vote on the election of directors or on the advisory vote on the compensation of our named executive officers; therefore, if your shares are held by a broker, you must provide voting instructions if you want your broker to vote on these matters.

We will pay all costs of preparing, assembling, printing and distributing the proxy materials. We have retained Morrow Sodali LLC, 470 West Avenue, Stamford, Connecticut, 06902, to assist in soliciting proxies for a fee of approximately $10,000, plus reasonable out-of-pocket expenses. Our employees may solicit proxies on behalf of our board through the mail, in person, and by telecommunications, without additional compensation. We will request that brokers, banks and other nominees who hold shares of common stock in their names furnish proxy materials to beneficial owners of the shares, and we will reimburse the brokers and nominees for the expenses of doing so.

Revoking a Proxy

If you give a proxy, you may revoke it at any time prior to the Annual Meeting by:

◾

mailing a revocation to our Corporate Secretary at Hexcel Corporation, 281 Tresser Boulevard, Stamford, Connecticut 06901, with a later date than the date of any proxy you previously provided, so long as the revocation is received prior to the Annual Meeting;

Hexcel Corporation | 2018 Proxy Statement	1

PROXY STATEMENT

◾	submitting another properly completed proxy dated later than the date of any proxy you previously provided so long as it is received by our Corporate Secretary prior to the Annual Meeting;

◾	filing a written revocation at the Annual Meeting with our Corporate Secretary; or

◾	casting a ballot at the meeting.

If you are an employee stockholder who holds shares through one of our benefit plans, you may revoke voting instructions given to the trustee for the applicable plan by following the instructions in this proxy statement under “How to Vote Your Shares—Employee Stockholders”.

Matters of Business, Votes Required and Recommendations of the Board of Directors

Each owner of record on the record date is entitled to one vote for each share of common stock held. If a quorum is present, stockholders will vote on the following proposals.

Proposal 1—Election of Directors

Stockholders will elect eleven directors. The board has nominated Nick L. Stanage, Joel S. Beckman, Lynn Brubaker, Jeffrey C. Campbell, Cynthia M. Egnotovich, W. Kim Foster, Thomas A. Gendron, Jeffrey A. Graves, Guy C. Hachey, David L. Pugh and Catherine A. Suever for election to the board. Other than Ms. Suever, each of these eleven nominees is currently a director of the company. To be elected, a director nominee must receive the affirmative vote of a majority of the votes cast in person or represented by proxy and entitled to vote in the election at the Annual Meeting. This means that each nominee must receive more votes “for” than “against” to be elected. Broker non-votes and abstentions will have no effect on the outcome of the vote. The board of directors recommends that you vote FOR the election of each of the board’s nominees for director.

Proposal 2—Advisory Vote to Approve Executive Compensation

Approval of the advisory vote on the company’s 2017 executive compensation requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting. In determining whether the proposal to approve 2017 executive compensation receives the required number of affirmative votes, abstentions will have the same effect as a vote against the proposal. Broker non-votes will have no effect on the outcome of the vote. The vote is advisory and non-binding; however, the compensation committee will consider the voting results among other factors when making future decisions regarding executive compensation. The board of directors recommends that you vote FOR the proposal to approve the company’s 2017 executive compensation.

Proposal 3—Ratification of Independent Registered Public Accounting Firm

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018 requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting once a quorum is present. Abstentions will have the same effect as a vote against the proposal. The audit committee is responsible for appointing the company’s independent registered public accounting firm and is not bound by the outcome of this vote. However, if the appointment of Ernst & Young LLP is not ratified by stockholders, the audit committee will reconsider the appointment. The board of directors recommends that you vote FOR the ratification of the selection of Ernst & Young LLP as the company’s independent registered public accounting firm for 2018.

How to Vote Your Shares

Voting by proxy

If you are a record holder, you can vote by returning a signed proxy card, providing instructions as to how your shares will be voted. As noted above, if you do not provide instructions the shares represented by your proxy will be voted for the eleven nominees named on the proxy card; for approval, on an advisory basis, of the company’s 2017 executive compensation, and for ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018.

Voting shares you hold through a nominee

If you hold shares through someone else, such as a stockbroker, bank or nominee, you should receive material from that firm asking you for instructions on how you want them to vote your shares. You can complete that firm’s voting instruction form and return it as requested by the firm. If the firm offers Internet or telephone voting, the voting instruction form should contain instructions on how to vote using those methods.

2	Hexcel Corporation | 2018 Proxy Statement

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PROXY STATEMENT

If you plan to attend the meeting

In accordance with our security procedures, admission to the Annual Meeting will be restricted to holders of record and beneficial owners of Hexcel stock as of the record date, March 9, 2018. You will need to provide valid government-issued photo identification, such as a driver’s license or passport, to gain entry to the Annual Meeting. Meeting attendance requires advance registration. Please contact the office of the Corporate Secretary at Hexcel Corporation, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut 06901; facsimile number (203) 358-3972 to request an admission ticket. If you do not have an admission ticket, you must present proof of ownership in order to be admitted to the Annual Meeting. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting. You may contact Morrow Sodali LLC at (800) 607-0088 to obtain directions to the site of the Annual Meeting. The doors to the meeting will open at 10:00 a.m. local time and the meeting will begin at 10:30 a.m. local time.

Voting in person

If you are a holder of record of Hexcel stock, you should indicate that you plan to attend the Annual Meeting when submitting your proxy by checking the box (Yes) in the bottom left corner of your proxy card. Even if you plan to attend the meeting, we urge you to submit a proxy card so that your vote will be recorded in the event that you are unable to attend.

If you are a registered stockholder, you may vote your shares in person by ballot at the Annual Meeting.

If you hold your shares through a stockbroker, bank or other nominee, you will also need an admission ticket or proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from the bank, broker or other nominee are examples of proof of ownership. If you want to vote in person your Hexcel stock held by a bank, broker or other nominee, you must bring a signed proxy from your broker, bank or other nominee giving you the right to vote the shares.

Employee stockholders

If you hold shares through our Employee Stock Purchase Plan or our tax-deferred 401(k) savings plan, you will receive a separate voting instruction form to instruct the custodian or trustee for the applicable plan as to how to vote your shares. With respect to the 401(k) savings plan, all shares of common stock for which the trustee has not received timely instructions will be voted by the trustee in the same proportion as the shares of common stock for which the trustee received timely instructions, unless inconsistent with applicable law. With respect to our Employee Stock Purchase Plan, we consider all shares of common stock for which the custodian has not received timely instructions not present for quorum purposes and those shares will not be voted by the custodian.

Inspectors of Election

At the Annual Meeting, Morrow Sodali LLC will count the votes. Its officers or employees will serve as inspectors of election.

Hexcel Corporation | 2018 Proxy Statement	3

Proposal 1	Election of Directors

At the 2018 Annual Meeting, eleven directors will be elected to hold office until the 2019 Annual Meeting and until their successors are duly elected and qualified. Other than Ms. Suever, all nominees identified in this proxy statement for election to the board are currently serving as directors of the company.

Shares represented by an executed and returned proxy card will be voted for the election of each of the eleven nominees recommended by the board, unless the proxy indicates otherwise. In the unlikely event that any nominee becomes unable or unwilling to stand for election, the shares represented by your proxy will be voted for one or more substitute nominees designated by the board, or the board may decide to reduce the number of directors.

Majority Voting Standard for Election of Directors

Our Amended and Restated Bylaws provide for a majority voting standard for the election of directors in uncontested elections (a situation in which the number of nominees exceeds the number of directors to be elected, which is not the case with respect to the election of directors at the 2018 Annual Meeting). Under this standard, a director nominee will be elected only if the number of votes cast “for” that nominee exceeds the number of votes cast “against” that nominee. Broker non-votes and abstentions will have no effect on the outcome of the vote. If a nominee who currently is serving as a director is not re-elected, Delaware law provides that the director will continue to serve on the board. However, each incumbent director nominee standing for reelection must submit an irrevocable resignation in advance of the stockholder vote regarding the election of directors. The resignation is contingent upon both the director not receiving the required vote for re-election and the board’s acceptance of the resignation, which the board, in its discretion, may reject if it deems such rejection to be in the best interest of the company.

Prior to the board’s determination to accept or reject the resignation, the nominating and corporate governance committee, composed entirely of independent directors, will make a recommendation to the board with respect to the tendered resignation. The board must take action on the committee’s recommendation within 90 days following the meeting at which the election of directors occurred. An incumbent director whose resignation is the subject of the board’s determination is not permitted to participate in the deliberations or votes of the committee or the board regarding the acceptance of the resignation.

In the case of contested elections, a plurality voting standard will apply.

4	Hexcel Corporation | 2018 Proxy Statement

PROPOSAL 1 —ELECTION OF DIRECTORS

Information Regarding the Directors

All of our current nominees, other than Ms. Suever, have been nominated for re-election to the board. Ms. Suever has not previously served on the board. To accommodate the proposed election of Ms. Suever, as of the date of the Annual Meeting, and if all nominees are elected, the number of directors will be increased to eleven. The nominating and corporate governance committee considered the following attributes in connection with its determination that our current directors should continue to serve on our board: familiarity with large-scale operations; industry expertise and professional relationships; the ability to utilize past experience in management, finance, technology and operations, and other areas, to address issues we face on a recurring basis; collegiality and the ability to work together as a group; outstanding integrity and business judgment; and the ability to ask probing questions during board discussions and to carefully scrutinize significant business, financing and other proposals suggested by management. In addition to these factors, the committee also considered the respective attributes with respect to each nominee that are listed below that nominee’s biographical information:

NICK L. STANAGE
Chairman, President and Chief Executive Officer Age: 59 Director Since: 2013

Mr. Stanage became a director and President and Chief Executive Officer on August 1, 2013 and also our became Chairman of the Board on January 1, 2014. He has served as our President since November 2009, and also as Chief Operating Officer from May 2012 until assuming the Chief Executive Officer position. Prior to joining Hexcel, Mr. Stanage was President of the Heavy Vehicle Products group (including both Commercial Vehicle Products and Off Highway Products) at Dana Holding Corporation from December 2005 to October 2009, and served as Vice President and General Manager of the Commercial Vehicle group at Dana from August 2005 to December 2005. From 1986 to 2005, Mr. Stanage held positions of increasing responsibility in engineering, operations and marketing with Honeywell Inc. (formerly AlliedSignal Inc.) including: Vice President Integrated Supply Chain and Technology for the Consumer Products Group from 2003 to January 2005, and Vice President and General Manager of the Aerospace Group’s Engine Systems and Accessories Division from January 2005 to August 2005. Mr. Stanage began his career as a design engineer with Clark Equipment Company. Mr. Stanage also serves on the board of directors of TriMas Corporation, as well as on the audit, compensation, and corporate governance and nominating committees of TriMas.

Key Attributes, Experience and Skills:

Mr. Stanage has developed an in-depth understanding of our company’s business operations, growth opportunities and challenges, as well as its customer and product base during his seven-year tenure as President, Chief Operating Officer and in his current role as Chairman, Chief Executive Officer and President. His over 20 years of management and operations experience at Dana Corporation and Honeywell provide him with substantial expertise in the management, financial and operational requirements of a global manufacturing company.

JOEL S. BECKMAN
Managing Partner, Greenbriar Equity Group, LLC Age: 62 Director Since: 2003 Committees: Nominating and Corporate Governance, Finance (Chair)

Mr. Beckman is a Managing Partner of Greenbriar Equity Group LLC, a private equity fund focused exclusively on making investments in transportation and transportation-related companies. Prior to founding Greenbriar in 2000, Mr. Beckman was a Managing Director and Partner of Goldman, Sachs & Co., which he joined in 1981. Mr. Beckman is on the board of a number of private companies, and is active in various civic organizations.

Key Attributes, Experience and Skills:

Mr. Beckman brings to his role on the board over 30 years’ experience as an investment banker and an investor in transportation (including aerospace) companies with both Greenbriar Equity Group and Goldman Sachs. His experience in the transportation sector, together with his extensive experience in private equity renders him well-qualified to serve as chair of our finance committee, a position he has held since January 2009, and has made him a key contributor to refinancing and capital structure discussions.

Hexcel Corporation | 2018 Proxy Statement	5

PROPOSAL 1 —ELECTION OF DIRECTORS

LYNN BRUBAKER
Retired, Vice President/General Manager Honeywell International, Inc. Age: 60 Director Since: 2005 Committees: Audit, Nominating and Corporate Governance (Chair)

Ms. Brubaker retired in 2005 from Honeywell International, Inc. (which acquired AlliedSignal in 1999), where she had served as Vice President/General Manager—Commercial Aerospace. Ms. Brubaker has held a variety of executive leadership, operational management, strategy, business development and customer management roles in the aerospace industry. Prior to joining Allied Signal, Ms. Brubaker held management positions with McDonnell Douglas, Republic Airlines (acquired by Northwest Airlines), and ComAir. Ms. Brubaker has been a director of FARO Technologies, Inc. since July 2009, and serves on its audit, compensation, operating, and nominating and corporate governance committees. Ms. Brubaker also serves as a director of QinetiQ Group plc, a British company whose shares are listed on the London Stock Exchange, and serves on its remuneration, audit, CSR and nominating and corporate governance committees. Ms. Brubaker also currently serves on the board of a private aerospace company.

Key Attributes, Experience and Skills:

Ms. Brubaker has over 38 years of experience in the aviation and aerospace industries, as well as over 15 years’ experience serving on several boards of directors, and 12 years advising international, high technology and multi-industry companies. In particular, her extensive experience in a wide variety of capacities with the commercial aerospace, defense and space industries enables her to provide valuable insights to the board with respect to these industries. In addition, her ongoing aerospace industry involvement and relationships enable her to provide important insights as to customer feedback independent of management. In addition, Ms. Brubaker’s expertise in sales and marketing management enables her to provide valuable observations with regard to our sales and marketing organizations. Ms. Brubaker’s extensive contacts within key markets for Hexcel, as well as her experience on the boards of other companies, make her well-suited to chair our nominating and corporate governance committee, a position she has held since January 2014.

JEFFREY C. CAMPBELL
Executive Vice President, Chief Financial Officer American Express Company Age: 57 Director Since: 2003 Committees: Audit (Chair)

Mr. Campbell has served as Executive Vice President and Chief Financial Officer of the American Express Company, a global services company, since August 2013. From January 2004 to June 2013, he served as Executive Vice President and Chief Financial Officer of McKesson Corporation, a leading healthcare services, information technology and distribution company. Mr. Campbell was Senior Vice President and Chief Financial Officer of AMR Corp, the parent company of American Airlines, from June 2002 to December 2003, served as a Vice President of American Airlines from 1998 to June 2002 and held various management positions of American Airlines from 1990 to 1998. Earlier in his career, Mr. Campbell worked as a certified public accountant with Deloitte, Haskins & Sells from 1986 to 1988.

Key Attributes, Experience and Skills:

Mr. Campbell’s extensive experience in finance and accounting, including his current role as Chief Financial Officer of American Express, and his prior role as Chief Financial Officer of McKesson, as well as over fifteen years in executive and management positions in the commercial aviation industry, enable him to provide significant financial expertise to the board, particularly in areas such as compliance, risk management, financing, investor relations and systems solutions, and renders him well-qualified to serve as chair of the audit committee, a position he has held since May 2008.

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PROPOSAL 1 —ELECTION OF DIRECTORS

CYNTHIA M. EGNOTOVICH
Former President, Aerospace Systems Customer Service United Technologies Corporation Age: 60 Director Since: 2015 Committees: Audit

Ms. Egnotovich served as President, Aerospace Systems Customer Service of United Technologies Corporation (“UTC”) from July 2012 to November 2013. Previously, Ms. Egnotovich served as Segment President, Nacelles and Interior Systems for Goodrich Corporation (which was acquired by UTC) from 2007 to 2012. Ms. Egnotovich joined Goodrich in 1986 and held leadership roles of increasing significance, including Segment President of Engine Systems, Segment President Electronic Systems and Segment President Engine & Safety Systems. Ms. Egnotovich served as a director of The Manitowoc Company from 2008 to 2016, where she was a member of its audit committee and served as the chair of its compensation committee. In February 2016, she became a director and chairwoman of the board of The Manitowoc Food Service Company, a spinoff of The Manitowoc Company, which was subsequently renamed Welbilt, Inc. in 2017. Ms. Egnotovich continues to be the chairwoman of Welbilt’s board and also serves as chair of its compensation committee.

Key Attributes, Experience and Skills:

Ms. Egnotovich brings to the Hexcel board almost 30 years of experience in the aerospace industry, much of which involved senior leadership roles. Ms. Egnotovich has significant experience overseeing and assessing the performance of companies, as well as their accountants, which makes her well-suited to serve on our audit committee. In addition, Ms. Egnotovich provides to the board a useful manufacturing perspective, based on her experience as a director of a publicly traded manufacturing company outside of the aerospace industry.

W. KIM FOSTER
Former Executive Vice President, Chief Financial Officer FMC Corporation Age: 69 Director Since: 2007 (Lead Director) Committees: Compensation, Nominating and Corporate Governance

Mr. Foster served as Executive Vice President and Chief Financial Officer of FMC Corporation, a chemical manufacturer serving various agricultural, industrial and consumer markets, from 2001 until October 2012. Prior to serving in this role, Mr. Foster held numerous other executive and management positions with FMC, including Vice President and General Manager—Agricultural Products Group from 1998 to 2001; Director, International, Agricultural Products Group from 1996 to 1998; General Manager, Airport Products and Systems Division, 1991 to 1996; and Program Director, Naval Gun Systems, FMC Defense Group, from 1989 to 1991. Mr. Foster has been a director of Teleflex, Inc. since May 2013 and serves as the chair of its audit committee.

Key Attributes, Experience and Skills:

Mr. Foster has over 30 years’ management, operations and finance experience with FMC Corporation, including over eleven years as its Chief Financial Officer, as well as experience as a director of another public company. He provides expertise and advice in finance and investor relations, and his background in chemical operations enables him to provide valuable insights with respect to capital spending and global sourcing. Mr. Foster’s many years of managing a large and geographically dispersed finance organization, his experience as the Chief Financial Officer of a publicly-traded company and his tenure as a member of the board of Hexcel renders him well-qualified to serve as Lead Director, and he has served in that capacity since January 2014.

Hexcel Corporation | 2018 Proxy Statement	7

PROPOSAL 1 —ELECTION OF DIRECTORS

THOMAS A. GENDRON
Chairman, Chief Executive Officer and President Woodward, Inc. Age: 57 Director Since: 2010 Committees: Compensation, Finance (Chair)

Mr. Gendron has been Chairman, Chief Executive Officer and President of Woodward, Inc., a designer, manufacturer and service provider of energy control and optimization solutions used in global infrastructure equipment, serving the aerospace, power generation and distribution and transportation markets, since 2007. He previously served Woodward as President and Chief Executive Officer from 2005 to 2007 and as President and Chief Operating Officer from 2002 to 2005. Prior to becoming President of Woodward, Mr. Gendron served in a variety of management positions at Woodward.

Key Attributes, Experience and Skills:

Mr. Gendron’s experience as President and Chief Executive Officer of Woodward includes extensive operations and marketing experience in the aerospace and wind power industries, by virtue of Woodward’s global aircraft and wind turbine controls business. Mr. Gendron’s experience enables him to provide valuable insights regarding the aerospace and wind power industries, including marketing strategies. In addition, Mr. Gendron’s significant manufacturing management experience enables him to provide useful observations regarding our manufacturing operations. His experience in evaluating compensation programs as Woodward’s Chief Executive Officer renders him well-qualified to serve as chair of the compensation committee, and he has served in that capacity since May 2016.

JEFFREY A. GRAVES
Chief Executive Officer and President MTS Systems Corporation Age: 56 Director Since: 2007 Committees: Nominating and Corporate Governance, Finance

Since May 2012, Dr. Graves has served as Chief Executive Officer, President and a director of MTS Systems Corporation, a leading global supplier of test systems and sensors. From 2005 until May 2012, Dr. Graves served as President and Chief Executive Officer of C&D Technologies, Inc., a producer of electrical power storage systems. From 2001 to 2005 he was employed by Kemet Corporation as Chief Executive Officer (2003-2005); President and Chief Operating Officer (2002-2003); and Vice President of Technology and Engineering (2001-2002). From 1994 to 2001, Dr. Graves was employed by the General Electric Company, holding a variety of management positions in GE’s Power Systems division from 1996 to 2001, and in GE’s Corporate Research and Development Center from 1994 to 1996. Earlier, Dr. Graves was employed by Rockwell International and Howmet Corporation, now a part of Alcoa Corporation. Since 2017, he has been a member of the board of directors of FARO Technologies, Inc. Dr. Graves serves on FARO’s audit, compensation and governance and nominating committees. He was a member of the board of directors of C&D Technologies, Inc. from 2005 until 2012, and Teleflex Incorporated from 2007 until 2017. He holds a PhD in Materials Science and has extensive prior involvement in materials development and application processes for airframe, propulsion systems and energy fields.

Key Attributes, Experience and Skills:

Dr. Graves’ extensive experience in executive and management roles with companies engaged in manufacturing and development enables him to share valuable perspectives on manufacturing, engineering, operations and finance matters. In addition, Dr. Graves’ significant experience with respect to international market development, particularly in China and India, enables him to provide valuable insights with respect to our global marketing efforts and strategic initiatives. His research and development experience and background in the implementation of enterprise resource planning systems enables him to provide insights to the board in its assessment of our research and technology programs and information technology.

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PROPOSAL 1 —ELECTION OF DIRECTORS

GUY C. HACHEY
Former President, Chief Operating Officer Bombardier Aerospace, Inc. Age: 62 Director Since: 2014 Committees: Compensation

From May 2008 to July 2014, Mr. Hachey served as President and Chief Operating Officer of Bombardier Aerospace, Inc. Prior to joining Bombardier in 2008, Mr. Hachey held numerous roles with Delphi Corporation, including the combined positions of Vice President, Delphi Corporation and President, Delphi Europe, Middle East and Africa, as well as Executive Champion for Delphi’s global manufacturing operations. Mr. Hachey began his career in 1978 with General Motors Corporation, where he held manufacturing and engineering leadership positions in Canada and the U.S.

Key Attributes, Experience and Skills:

Mr. Hachey’s six years’ experience as the President and Chief Operating Officer of a major aircraft manufacturer enables him to provide valuable insights with regard to Hexcel’s aerospace product offerings across the globe. In addition, Mr. Hachey’s significant experience in overseeing global automotive manufacturing businesses enables him to provide valuable perspectives regarding our manufacturing operations and industrial markets.

DAVID L. PUGH
Former Chairman and Chief Executive Officer Applied Industrial Technologies Inc. Age: 69 Director Since: 2006 Committees: Compensation, Nominating and Corporate Governance

Mr. Pugh served as the Chairman and Chief Executive Officer of Applied Industrial Technologies Inc., one of North America’s leading industrial product distributors, from October 2000 until October 2011. Previously, he served as that company’s President and Chief Operating Officer from January 1999 to January 2000 and President and Chief Executive Officer from January 2000 to October 2000. Earlier, Mr. Pugh was Senior Vice President of Rockwell Automation and general manager of Rockwell Automation’s Industrial Control Group. Prior to joining Rockwell Automation, Mr. Pugh held various sales, marketing and operations positions at Square D. Co. and Westinghouse Electric Corp. Mr. Pugh is a member of the board of directors of NN, Inc. and serves on its audit and compensation committees.

Key Attributes, Experience and Skills:

Mr. Pugh’s extensive experience in large-scale global manufacturing organizations, including expertise in factory control systems and equipment maintenance programs, enables him to provide valuable insights regarding our operations management. Moreover, his experience as a chief executive officer and public company director enables him to provide important perspectives to the board with regard to executive compensation.

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PROPOSAL 1 —ELECTION OF DIRECTORS

CATHERINE A. SUEVER
Executive Vice President – Finance and Administration and Chief Financial Officer Parker Hannifin Corporation Age: 59

Ms. Suever has served as Executive Vice President – Finance and Administration and Chief Financial Officer of Parker Hannifin Corporation, a leading worldwide manufacturer of motion and control technologies and systems, since April 2017. Ms. Suever joined Parker Hannifin in 1987 and has held roles of increasing significance thereafter, including Vice President and Corporate Controller from 2010-2017; Vice President and Controller, Climate & Industrial Controls Group from 2008-2010; Assistant Treasurer in 2007; and Director, Finance and Investor Relations Support in 2006. In addition, she has also served Parker Hannifin as Manager of External Reporting and as a Division Controller and Business Unit Manager for its Gas Turbine Fuel Systems Division. She serves on the Board of Trustees for the National Multiple Sclerosis Society’s Ohio Buckeye Chapter. She is also a member of the CFO Council of the Manufacturers Alliance for Productivity & Innovation (MAPI), the American Institute of Certified Public Accountants (AICPA), and Financial Executives International (FEI).

Key Attributes, Experience and Skills:

Ms. Suever’s extensive experience in finance and accounting enables her to contribute significant financial acumen to the board and provide expertise and advice in compliance, risk management and finance. Moreover, her investor relations experience enables her to provide valuable perspectives regarding communications with the investor community. Ms. Suever was initially recommended by a third-party search firm.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE FOR ELECTION OF EACH OF THE

NOMINEES FOR DIRECTOR

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PROPOSAL 1 —ELECTION OF DIRECTORS

Independence of Directors

Our board affirmatively determined that each director nominee, other than our Chief Executive Officer and President, Mr. Stanage, is independent within the meaning of the listing standards of the NYSE. In addition, the board has determined that the members of the audit committee, compensation committee and nominating and corporate governance committee are independent within the meaning of the NYSE listing standards, and that members of the audit and compensation committee meet the additional independence requirements of the NYSE applicable to audit committee and compensation committee members. In making the applicable determinations with respect to Ms. Brubaker, the board considered that she is a director of a private aerospace company that is our customer. After considering, among other things, our sales to this private company as a percentage of our total sales, and the fact that Ms. Brubaker is not an employee of the private aerospace company, the board concluded that Ms. Brubacker does not have a direct or indirect material interest in the transactions, and that our business relationship with the private aircraft company does not impair Ms. Brubaker’s independence. In making the applicable determinations with respect to Mr. Graves, the board considered that he is Chief Executive Officer and President of MTS Systems, which is a supplier to Hexcel. After considering, among other things, the de minimis amount of sales by MTS Systems to Hexcel as a percentage of MTS Systems’ total sales, and as a percentage of Hexcel’s total equipment purchases, the board concluded that Mr. Graves does not have a direct or indirect material interest in the transactions and that our business relationship with MTS Systems does not impair Mr. Graves’ independence.

Meetings and Standing Committees of the
Board of Directors

General

During 2017 there were five meetings of the board, and 22 meetings in the aggregate of the four standing committees of the board. Each of the incumbent directors who served on the board and its committees during 2017 attended or participated in at least 75% of the aggregate number of board meetings and applicable committee meetings held during 2017. A director is expected to regularly attend and participate in meetings of the board and of committees on which the director serves, and to attend the annual meeting of stockholders. Each of the incumbent directors attended the last annual meeting of stockholders.

The board has established the following standing committees: audit committee; compensation committee; finance committee; and nominating and corporate governance committee. The board may establish other special or standing committees from time to time. Members of committees serve at the discretion of the board. Each of our four standing committees operates under a charter adopted by the board. The charter for each committee except the finance committee requires that all members be independent as required by NYSE listing standards. The charter of the finance committee prohibits the committee from taking any action that is required by NYSE rules to be taken by a committee composed entirely of independent directors, unless the finance committee is composed entirely of independent directors. Our board has also adopted a set of corporate governance guidelines. All committee charters and the corporate governance guidelines can be viewed on the investor relations section of our website, www.hexcel.com, under “Corporate Governance.” You may obtain a copy of any of these documents, free of charge, by directing your request to Hexcel Corporation, Attention: Vice President, Investor Relations, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, CT 06901, telephone (203) 352-6826.

The table below provides information regarding the current membership of each standing board committee and the number of meetings held during fiscal year 2017:

Name	Audit	Compensation	Nominating and Corporate Governance	Finance
Joel S. Beckman			∎	Chair
Lynn Brubaker	∎		Chair
Jeffrey C. Campbell	Chair
Cynthia M. Egnotovich	∎
W. Kim Foster	∎		∎
Thomas A. Gendron		Chair		∎
Jeffrey A. Graves			∎	∎
Guy C. Hachey		∎
David L. Pugh		∎	∎
Number of Meetings	8	6	4	4
Actions by Written Consent	—	—	1	4

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PROPOSAL 1 —ELECTION OF DIRECTORS

Audit Committee

The audit committee assists the board in its oversight of the integrity of our financial statements, our exposure to risk and mitigation of those risks, our compliance with legal and regulatory requirements, our independent registered public accounting firm’s qualifications, independence and performance, and our internal audit function. Additional information regarding the audit committee, including additional detail about the functions performed by the audit committee, is set forth in the Audit Committee Report included on page 59 of this proxy statement.

All members of our audit committee meet the financial literacy requirements of the NYSE. In addition, our board has determined that each of Jeffrey C. Campbell and W. Kim Foster is an “audit committee financial expert” under SEC rules.

The audit committee has adopted procedures for the receipt, retention and handling of complaints regarding accounting, internal accounting controls and auditing matters by employees, stockholders or other persons. Any person with such a concern should report it to the board as set forth under “Contacting the Board” on page 15. The audit committee has also adopted procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Finance Committee

The finance committee provides guidance to the board and management on significant finance matters, including the company’s capital structure, credit facilities, equity and debt issuances, acquisitions, divestitures, liquidity and insurance coverage.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee regularly seeks input from the board regarding the skills and attributes it believes new nominees should possess in order to strengthen the board; identifies and recommends to the board individuals qualified to serve as directors and on committees of the board; advises the board with respect to board and committee procedures; develops and recommends to the board, and reviews periodically, our corporate governance principles; and oversees the evaluation of the board, the committees of the board and management. The committee evaluates the board’s performance at least annually. In addition, each committee conducts an annual self-evaluation and, the committee, in collaboration with the lead director, also conducts a peer review of individual directors every other year. The committee has independent authority to select and retain a search firm to assist it in identifying qualified candidates for board membership, and has the sole authority to approve the search firm’s fees and terms of engagement.

The nominating and corporate governance committee believes that each nominee for director should demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the board. The committee also considers the following when selecting candidates for recommendation to the board: broad business knowledge, experience, professional relationships, expertise, diversity, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, potential conflicts of interest and such other factors that the committee considers appropriate in the context of the needs or stated requirements of the board.

We do not have a formal policy with regard to consideration of diversity in identifying director nominees. However, both the charter of the nominating and corporate governance committee and our corporate governance guidelines list diversity as one of many attributes and criteria that the committee will consider when identifying and recruiting candidates to fill positions on the board. Our corporate governance guidelines also state that our board should generally have no fewer than ten directors to permit diversity of experience. The committee considers a broad range of diversity, including diversity with respect to experience, skill set, areas of expertise and professional background, as well as race, gender and national origin.

The nominating and corporate governance committee will consider director candidates recommended by stockholders, as well as by other sources including our non-management directors, our chief executive officer, and other executive officers. In considering candidates submitted by stockholders, the committee will take into consideration the needs of the board and the qualifications of the candidate. The company’s policy on the consideration of all director candidates, regardless of source, is set forth in the charter of the nominating and corporate governance committee. To have a candidate considered by the committee, a stockholder must submit the recommendation in writing to our corporate secretary at the address listed below under “Contacting the Board” so that it is received at least 120 days prior to the anniversary date of our prior year’s annual meeting of stockholders. The stockholder must supply the following information with his or her recommendation:

◾	The name and record address of the stockholder and evidence of the stockholder’s ownership of Hexcel stock, including the class and number of shares owned of

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PROPOSAL 1 —ELECTION OF DIRECTORS

record or beneficially by the stockholder or any of its affiliates or associates (and any other direct or indirect pecuniary or economic interest in Hexcel stock, such as any derivative instrument, swap, option, warrant, short interest, hedge or profit sharing arrangement) and the length of time the interest in the shares have been held

◾

The name, age, business address and residence address of the candidate, a listing of the candidate’s qualifications to be a director, and the candidate’s consent to be named as a director if selected by the committee and nominated by the board

◾

An advance irrevocable resignation letter providing for the contingent resignation of the candidate in the event that the candidate is elected to the board and subsequently does not obtain a majority vote in a later election of directors

◾

The candidate’s written representation and agreement that the candidate (1) would be in compliance, if elected as a director of Hexcel, and will comply with, all applicable publicly disclosed confidentiality, corporate governance, conflict of interest, Regulation FD, code of conduct and ethics, and stock ownership and trading policies and guidelines of Hexcel, (2) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how the candidate, if elected as a director of Hexcel, will act or vote on any issue or question that has not been disclosed to Hexcel in the representation and agreement, and (3) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than Hexcel with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of Hexcel without disclosing to Hexcel such agreement, arrangement or understanding

◾	Any information about the stockholder and the candidate which would be required to be disclosed in a proxy statement or other filing relating to the election of directors

◾	A representation that the stockholder intends to appear in person at the Annual Meeting to nominate the candidate

◾

Any material interest of the stockholder or any of its affiliates or associates relating to the nomination of the candidate, including a description of all arrangements or understandings between the stockholder and the candidate

◾

Whether any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made by or on behalf of the stockholder or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, or manage risk or benefit of share price changes for, the stockholder or any of its affiliates or associates or to increase or decrease the voting power or pecuniary or economic interest of the stockholder or any of its affiliates or associates with respect to Hexcel’s capital stock

◾

A description of all arrangements or understandings between the stockholder or any of its affiliates or associates and any other person, naming such other person, relating to the recommendation of such candidate

The committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although the board may take into consideration the number of shares held by a recommending stockholder and the length of time that such shares have been held. No stockholder recommendations of director candidates were made for the 2018 Annual Meeting.

Compensation Committee

The compensation committee articulates our compensation policy and principles, reviews and approves our compensation programs and oversees our benefit plans. In this regard, the compensation committee oversees the administration of our incentive plans and may make grants, for example, of non-qualified stock options (“NQOs”), restricted stock units (“RSUs”) and performance-based share awards (“PSAs”) to executive officers, other key employees, directors and consultants; any such grants to Mr. Stanage are subject to the approval of our independent directors.

Additional information regarding the compensation committee, including additional detail about the policy and principles regarding our compensation program, and information concerning the compensation consultant retained by the compensation (including a description of services provided by the consultant), is set forth in Compensation Discussion and Analysis beginning on page 21 of this proxy statement.

Board Leadership Structure

As stated in our Corporate Governance Guidelines, we do not require separation of the offices of the Chairman of the Board and Chief Executive Officer. The board believes that it is

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PROPOSAL 1 —ELECTION OF DIRECTORS

appropriate for Mr. Stanage to hold both offices because the combined role enables decisive leadership and clear accountability and enhances our ability to communicate our strategy clearly and consistently to stockholders and other key constituencies, such as our employees and key customers and suppliers. We also believe we have in place sound counter-balancing mechanisms to ensure that we maintain the highest standards of corporate governance and effective accountability of the CEO to the board, including the following:

◾	Each of the other directors on the board is independent

◾	The board has named a lead director, whose responsibilities are described below

◾	Mr. Stanage’s performance and compensation is reviewed, and his compensation is recommended, by the compensation committee, subject to approval by the independent directors as a group

◾	The independent directors meet regularly in executive sessions without management

◾	The board regularly reviews performance, management development and succession plans for executive positions

Our Bylaws dictate that if the chairman of the board is not independent, as is the case with Mr. Stanage, then the independent directors are required to designate an independent board member to serve as lead director. The independent directors have designated Mr. Foster to serve as lead director. In addition to his authority to call a meeting of the independent directors, Mr. Foster has the responsibilities listed below:

◾	Oversees the flow of information to the board

◾	Determines the annual master agenda for board meetings with input from management and other directors

◾	Collaborates with the CEO to assure that information and materials that are important to the board’s understanding of agenda items are sufficient in scope

◾	Oversees the board’s performance evaluations of the CEO and provides feedback directly to the CEO

◾	Collaborates with the nominating and corporate governance committee to conduct peer reviews of individual directors as part of the board’s evaluation process

◾	Chairs executive sessions of the board and meets with the CEO to discuss matters of board concern
◾	Collaborates with the nominating and corporate governance committee in monitoring the composition and structure of the board

Under our corporate governance guidelines, the independent directors are required to meet as a board in executive session, without management, a minimum of two times a year, but normally do so at every regular board meeting.

Risk Oversight

The board is responsible for overseeing our risk management. Twice annually, the board discusses enterprise risk management, defining key risk and business continuity indicators and steps taken to reduce identified risks, including risks related to manufacturing, technology and information technology security. In addition, specific board committees are responsible for overseeing specific types of risk. Our audit committee periodically reviews our currency exchange and hedging policies, tax exposures and our processes to ensure compliance with laws and regulations, and also reviews reports from our anonymous hotline that employees can use to report suspected violations of our Code of Business Conduct. The audit committee also regularly meets in executive sessions without management present with our outsourced internal audit firm and our independent registered public accounting firm to discuss areas of concern of which the board should be aware. The finance committee addresses significant financing matters such as our capital structure, credit facilities, equity and debt issuances, liquidity and insurance programs. Our compensation committee establishes compensation policies and programs that are designed to prevent incentivizing executives and employees to take on an inappropriate level of risk. The nominating and corporate governance committee is responsible for making recommendations to the board regarding succession planning for senior leadership positions. Each of our board committees delivers a report to the board, no later than the next scheduled board meeting, regarding matters considered at committee meetings that have taken place since the last board meeting.

Our senior management meets periodically with our functional leadership teams to discuss and review the risks that exist in connection with our business. Management makes regular presentations to the board, no fewer than two times per year (and more frequently if circumstances warrant), regarding all types of material risks facing the company. At these meetings the board discusses and reviews these risks and determines what, if any, new actions should be taken to mitigate these risks.

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PROPOSAL 1 —ELECTION OF DIRECTORS

Succession Planning

At least annually, the board engages in a review of management development and succession planning to assess organizational and leadership effectiveness, and conducts in-depth discussions regarding specific succession and contingency planning for all key senior leadership positions.

Contacting the Board

Stockholders and other interested parties may contact the non-management members of the board or the lead director by sending their concerns to: Board of Directors, c/o Corporate Secretary, Hexcel Corporation, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, CT 06901; facsimile number (203) 358-3972. The corporate secretary will review all communications and forward them to the lead director. The corporate secretary may, however, filter out communications that do not relate to our business activities, operations or our public disclosures, but will maintain a record of these communications and make them available to the lead director. Any communications received by the lead director regarding concerns relating to accounting, internal accounting controls or auditing matters will promptly be brought to the attention of the audit committee and will be handled in accordance with the procedures established by the audit committee to address these matters.

Code of Business Conduct

It is our policy that all of our officers, directors and employees worldwide conduct our business in an honest and ethical manner and in compliance with all applicable laws and regulations. Our board has adopted the Hexcel Code of Business Conduct in order to clarify, disseminate and enforce this policy. The Code applies to all of our officers, directors and employees worldwide, including our chief executive officer, chief financial officer and controller. The Code can be viewed on the investor relations section of our website, www.hexcel.com, under “Corporate Governance.” In addition, you may obtain a free copy of the Code by directing your request to Hexcel Corporation, Attention: Vice President, Investor Relations, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, CT 06901, telephone (203) 352-6826. Any amendment to the Code of Business Conduct (other than technical, administrative or non-substantive amendments), or any waiver of a provision of the Code that applies to our directors or executive officers, will be promptly disclosed on the investor relations section of our website under “Corporate Governance.”

Director Compensation in 2017

Our non-employee director compensation program is comprised of a mix of cash and stock-based compensation designed to attract and retain qualified candidates to serve on our board. In May 2017, the compensation committee performed its annual review of the director compensation program compared with survey data from the National Association of Corporate Directors (the “NACD”). The review indicated that our directors were compensated below the median of the compensation level indicated by the NACD survey. The compensation committee had previously concluded it was important that directors be competitively compensated and therefore recommended that the board approve a $15,000 increase to the annual cash compensation to better align with the median level of director compensations in the NACD Survey. The recommendation of the committee was adopted by the board, effective July 1, 2017.

As of July 1, 2017, annual non-employee director cash compensation consists of a retainer of $73,000 (increased from $58,000) plus:

◾	$25,000 for the lead director

◾	$10,000 for each member of the audit committee

◾	$7,500 for each member of the compensation committee

◾	$5,000 for each member of the nominating and corporate governance committee and the finance committee

Each of the committee chairs receives the following additional annual compensation:

◾	$12,500 for the audit committee chair

◾	$7,500 for the compensation committee chair

◾	$5,000 for each of the nominating and corporate governance committee and the finance committee chairs

Upon initial election to the board and on each re-election thereafter, each non-employee director receives a grant of RSUs in an amount determined by the compensation committee following its receipt of the advice of its independent compensation consultant and its consideration of other relevant factors. The grant date value of RSUs issued to directors in

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PROPOSAL 1 —ELECTION OF DIRECTORS

2017 was $105,000. The RSUs vest daily over the twelve months following the date of grant and convert into an equivalent number of shares of our common stock on the first anniversary of grant unless the director elects to defer delivery of the shares underlying the RSUs until termination of service as a director.

In addition to the annual compensation described above, if a special committee is designated by the board, each non-employee director who serves on the special committee receives $1,000 for each meeting attended.

Our stock ownership guidelines, which are described on page 38, apply to non-employee directors as well as executive officers. All of our non-employee directors are in full compliance with the policy.

The table below summarizes the compensation paid by the company to non-employee directors for the fiscal year ended December 31, 2017.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Joel S. Beckman	81,500	104,988	186,488
Lynn Brubaker	85,500	104,988	190,488
Jeffrey C. Campbell	88,000	104,988	192,988
Cynthia M. Egnotovich	75,500	104,988	180,488
W. Kim Foster	104,647	104,988	209,635
Thomas A. Gendron	85,500	104,988	190,488
Jeffrey A. Graves	77,147	104,988	182,135
Guy C. Hachey	73,000	104,988	177,988
David C. Hill	25,050	0	25,050
David. L. Pugh	78,000	104,988	182,988

(1)	The grant date fair value of each RSU granted to directors on May 4, 2017 was $50.67, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation – Stock Compensation” (“FASB ASC Topic 718”). This amount does not correspond to the actual value that will be realized by a director. For additional information regarding the assumptions made in calculating these amounts, see Note 10, “Stock-Based Compensation,” to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.

(2)	As of December 31, 2017, each of our non-employee directors held 2,081 RSUs that were not yet eligible for conversion. This includes dividend equivalents accrued on outstanding RSUs when we pay cash or stock dividends to our stockholders, and convert into shares of our common stock when the underlying RSUs to which they relate are converted. All RSUs granted prior to the 2017 annual meeting are vested. A director may elect to defer delivery of common stock underlying vested RSUs until such time as the director ceases to be a member of the board. Each director (other than Ms. Brubaker and Mr. Foster) elected to defer the delivery of common stock upon conversion RSUs granted in 2017.

16	Hexcel Corporation | 2018 Proxy Statement

EXECUTIVE OFFICERS

Set forth below is certain information concerning each of our executive officers. For additional information concerning Mr. Stanage, see “PROPOSAL 1—ELECTION OF DIRECTORS—Information Regarding the Directors” on page 5.

Name	Age on March 16, 2018	Executive Officer Since	Position(s) With Hexcel
Nick L. Stanage	59	2009	Chairman of the Board; Chief Executive Officer; President; Director
Patrick J. Winterlich	48	2017	Executive Vice President; Chief Financial Officer
Gail E. Lehman	58	2017	Executive Vice President; General Counsel; Secretary
Robert G. Hennemuth	62	2006	Executive Vice President; Human Resources and Communications
Thierry Merlot	57	2016	President – Aerospace, Europe, Middle East and Asia Pacific
Michael Canario	50	2016	President – Americas, Aerospace & Corporate Business Development
Timothy Swords	55	2016	President – Industrial
Brett Schneider	45	2018	President – Global Fibers

PATRICK J. WINTERLICH was appointed our Executive Vice President and Chief Financial Officer in September 2017. Mr. Winterlich joined Hexcel in 1998 and has served in roles of increasing responsibility in Operations, Finance and Information Technology, serving most recently as Senior Vice President—Tax, Systems and Enterprise Reporting from 2016-2017. Prior to joining Hexcel, Mr. Winterlich served in several financial capacities at Courtaulds, a U.K. international chemicals group. He has a degree in accounting and financial analysis from Warwick University and is a member of the Chartered Institute of Management Accountants.

GAIL E. LEHMAN was appointed our Executive Vice President, General Counsel and Secretary in January 2017. Prior to joining Hexcel, she was Chief Administrative Officer, General Counsel & Corporate Secretary at Noranda Aluminum Holding Corporation from March 2012 to December 2016 its Vice President of Human Resources, General Counsel and Corporate Secretary from February 2011 to March 2012; and its Vice President, General Counsel and Secretary from January 2010 to February 2011. Ms. Lehman was Vice President, General Counsel & Corporate Secretary at both Hawker Beechcraft Corporation (July 2007-August 2009) and Covalence Specialty Materials Corporation (April 2006-May 2007). From November 2001 through April 2006, she was Assistant General Counsel, Treasury and Finance, and Assistant Secretary of Honeywell International Inc. From 1993 to November 2001, Ms. Lehman held various position of increasing responsibility in the Law Department of Honeywell International.

ROBERT G. HENNEMUTH was appointed as our Executive Vice President, Human Resources and Communications in May 2016. Mr. Hennemuth joined Hexcel in March 2006 as Senior Vice President, Human Resources. Prior to joining Hexcel, Mr. Hennemuth served as Vice President—Human Resources of Jacuzzi Brands, Inc. from July 2003 to September 2005. Previously, he was employed by Honeywell International Inc., (formerly known as AlliedSignal Inc.), where he served as Vice President of Human Resources & Communications for various businesses from December 1996 to June 2003, including the Honeywell Consumer Products Group.

THIERRY MERLOT became our President, Aerospace – Europe, Middle East and Asia Pacific in May 2016. From 2010 to May 2016, he was Vice President and General Manager—Aerospace EMEA/AP. Mr. Merlot joined Ciba-Geigy in 1988, and became an employee of Hexcel upon the merger between Hexcel and Ciba’s Composite business in 1996. Over the years, he has held several sales and marketing positions in Europe and Asia Pacific for the company. Mr. Merlot began his career in 1983 with Dassault Aviation as an R&D process engineer and Quality Manager for composite materials.

MICHAEL CANARIO became our President, Americas, Aerospace & Corporate Business Development in January 2018. Mr. Canario served as our President, Aerospace – Americas from May 2016 through December 2017. From 2010 to May 2016 he was Vice President and General

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EXECUTIVE OFFICERS

Manager, Aerospace – Americas. Mr. Canario joined Hexcel as a result of our merger with Ciba-Geigy in 1996 as Manager—International Business Development. He has held several positions within Hexcel including Vice President—Americas Sales and Marketing, Director—Financial Planning and Analysis, Manager—eCommerce and Supply Chain, Finance Manager—Asian Joint Ventures, and Manager—Global Operations Coordination. Prior to joining Ciba-Geigy, Mr. Canario worked at BP Chemicals as Business Development Manager, Project Engineer, and Operations Manager. Mr. Canario also worked at Leading Systems.

TIMOTHY SWORDS became our President, Industrial in May 2016, after serving from October 2012 to May 2016 as Vice President and General Manager—Industrial. He joined Hexcel in 2011 as Vice President, Business Development. Previously, he was General Manager of Commercial Engines Marketing, and Director of Strategic & Regional Marketing at GE Aviation. Prior to his tenure at GE Aviation, he served in several positions for Honeywell Aviation, including Vice President of Technical Sales for Air Transport & Regional and

Vice President of Sales, Marketing & Business Development for Engine Systems and Accessories. Earlier in his career, Mr. Swords was Communications Systems Engineer with AG Communications Systems and with the Johns Hopkins University Applied Physics Lab.

BRETT SCHNEIDER became our President, Global Fibers in January 2018. From May 2016 through 2017, Mr. Schneider was our Senior Vice President, Business Development, and from October 2012 to May 2016, Mr. Schneider served as our Vice President, Business Development. Mr. Schneider joined Hexcel in 2001 and has held several other positions with Hexcel, including Shared Services Manager, Global Project Manager at Hexcel Duxford, Plant Manager for our Salt Lake City Fiber operations, Site Manager at our Salt Lake City plant and Director of Advanced Manufacturing. Prior to joining Hexcel, Mr. Schneider served as Operations & Process Development Manager at Meridian Automotive Systems, Plant Manager at Cambridge Industries and Automation Development Manager at US Marine.

18	Hexcel Corporation | 2018 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Beneficially Owned by Principal Stockholders

The following table sets forth certain information as of December 31, 2017 with respect to the ownership by any person known to us to be the beneficial owner of more than five percent of the issued and outstanding shares of Hexcel common stock:

Name and Address	Number of Shares of Common Stock(1)	Percent of Common Stock(1)
The Vanguard Group, Inc.(2) 100 Vanguard Boulevard Malvern, PA 19355	7,131,796	7.95%
BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10055	5,258,284	5.86%

(1)	Based on 89,701,422 shares of common stock outstanding as of February 28, 2018.

(2)	Of the shares listed in the table, The Vanguard Group, Inc. has sole voting power with respect to 48,982 shares, shared voting power with respect to 11,470 shares, sole dispositive power with respect to 7,078,189 shares and shared dispositive power with respect to 53,607 shares. The Vanguard Group’s business address is 100 Vanguard Blvd., Malvern, PA 19355. The number of shares listed in the table and the information in this footnote are derived from an Amendment to Schedule 13G filed by The Vanguard Group with the SEC on February 9, 2018.

(3)	BlackRock, Inc. is the parent of several subsidiaries that hold the shares listed in the table. Of the shares listed, BlackRock has sole voting power with respect to 4,907,663 shares and sole dispositive power with respect to 5,258,284 shares. BlackRock’s business address is 55 East 52nd St., New York, NY 10055. The number of shares listed in the table and the information in this footnote are derived from an Amendment to Schedule 13G filed by BlackRock with the SEC on January 25, 2018.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Beneficially Owned by Directors and Officers

The following table contains information regarding the beneficial ownership of shares of Hexcel common stock as of February 28, 2018 by our current directors and the executive officers listed in the Summary Compensation Table and by all directors and current executive officers as a group. The information appearing under the heading “Number of Shares of Common Stock” was supplied to us by the persons listed in the table. Except as otherwise indicated in the footnotes to the table, we have been informed that each person listed had sole voting power and sole investment power over the shares of common stock shown opposite his or her name.

Name	Number of Shares of Common Stock(1)	Percent of Common Stock(2)(3)(4)
Nick L. Stanage	491,282	*
Joel S. Beckman(5)	36,040	*
Lynn Brubaker(6)	9,164	*
Jeffrey C. Campbell	45,346	*
Cynthia M. Egnotovich	9,313	*
W. Kim Foster	32,286	*
Thomas A. Gendron	44,955	*
Jeffrey A. Graves	32,279	*
Guy C. Hachey	9,519	*
David L. Pugh	67,791	*
Patrick J. Winterlich	17,106	*
Gail E. Lehman	4,414	*
Robert G. Hennemuth	139,378	*
Thierry Merlot	96,938	*
Wayne C. Pensky	297,643	*
All executive officers and directors as a group (17 persons)	1,147,253	1.3%

(1)	Beneficial ownership is determined in accordance with SEC regulations. Accordingly, the table lists all shares as to which the person listed has or shares the power to vote or to direct disposition. In addition, shares exercisable upon the exercise of NQOs exercisable on February 28, 2018 or within 60 days thereafter, and shares issuable under RSUs that will vest within 60 days thereafter are considered outstanding and to be beneficially owned by the person holding such NQOs or RSUs for the purpose of computing such person’s beneficial ownership, but are not considered outstanding for the purpose of computing the percentage of beneficial ownership of any other person.

(2)	Includes shares underlying RSUs that either (a) were vested, the delivery of which has been deferred at the election of the holder, or (b) will vest within 60 days thereafter. These shares are beneficially owned as follows: Mr. Stanage 300,352; Mr. Beckman 36,040; Ms. Brubaker 2,057; Mr. Campbell 37,543; Ms. Egnotovich 9,313; Mr. Foster 25,179; Mr. Gendron 22,955; Dr. Graves 32,279; Mr. Hachey 9,519; Mr. Pugh 35,791; Mr. Winterlich 9,203; Ms. Lehman 3,826; Mr. Hennemuth 68,097; Mr. Merlot 27,922; and all executive officers and directors as a group 757,480. None of our directors or named executive officers has pledged any of our common stock.

(3)	Based on 89,701,422 shares of common stock outstanding as of February 28, 2018.

(4)	An asterisk represents beneficial ownership of less than 1%.

(5)	Includes 1,590 shares underlying stock-based awards granted to Mr. Beckman that are held for the benefit of Greenbriar Equity Group LLC. Mr. Beckman disclaims beneficial ownership of these shares.

(6)	Includes 7,107 shares held by The Brubaker Family Trust. Ms. Brubaker has investment and voting control over such shares.

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COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis, we address the compensation paid or awarded to the following executive officers of our company, who are listed in the Summary Compensation Table that follows this discussion, and who we refer to as our “named executive officers.”

◾	Nick L. Stanage, our Chairman, Chief Executive Officer and President

◾	Patrick J. Winterlich, our Executive Vice President and Chief Financial Officer

◾	Gail E. Lehman, our Executive Vice President, General Counsel and Secretary

◾	Robert G. Hennemuth, our Executive Vice President, Human Resources and Communications

◾	Thierry Merlot, our President – Aerospace, Europe, Middle East and Asia Pacific

◾	Wayne C. Pensky, our former Executive Vice President and Chief Financial Officer, who ceased serving in those capacities on September 1, 2017 and retired at the end of 2017

Executive Summary

Our Operating Performance in 2017

Our operating performance in 2017 was strong, reflecting disciplined execution to achieve operational excellence, new product and process innovations and enhanced leadership positions in the markets we serve:

◾	Our 2017 diluted net income per common share was $3.09, compared to $2.65 in 2016. The increase included a $0.24 per share benefit resulting from enactment of the U.S. Tax Cuts and Jobs Act.

◾

Adjusted diluted earnings per share was $2.68, as compared to $2.58 in 2016, despite a 1.5% decline in sales, reflecting the favorable impact of our focus on manufacturing efficiencies. See Annex 1 to this proxy statement for a reconciliation of adjusted diluted earnings per share to GAAP diluted earnings per share.

◾	Our net cash provided by operating activities was $428.7 million in 2017, compared to $401.4 million in 2016. Our free cash flow was a record $150.6 million in
2017, compared to $73.5 million in 2016. Free cash flow equals our net cash provided by operating activities minus capital expenditures ($278.1 million in 2017; $327.9 million in 2016).

◾	We continue to make significant investments in capacity expansions and manufacturing process innovations to accommodate our customers’ anticipated growth.

◾

We also continue to make significant investments in research and technology, both internally and through acquisitions and collaborations. We concluded two acquisitions in 2017 that enhanced our product offerings and technology portfolio:

◾

Our acquisition of the Aerospace & Defense Business of Oxford Performance Materials, Inc. broadens our ability to supply thermoplastic, carbon fiber reinforced 3D printed parts to the aerospace, space and defense markets.

◾

Our acquisition of Structil S.A. includes product offerings and qualifications that expand our product range and technology portfolio for both existing and new customers in the aerospace, defense and industrial markets.

Our Compensation Philosophy and Principles

Our compensation philosophy incorporates pay for performance to create sustainable value for our stockholders. To further our compensation philosophy, our compensation committee has articulated several compensation principles relating to, among other things, structuring performance based compensation, discouraging excessive risk taking and preventing and remedying executive misconduct. See “Executive Compensation Overview – Our Compensation Philosophy and Principles,” below.

Structure of Our Compensation

Our pay for performance philosophy is demonstrated by the way we have structured the elements of our compensation, which provide a significant level of variability depending on our performance. These elements consist of salary, annual cash incentive awards under our Management Incentive Compensation Plan (“MICP”) and long-term equity awards in the form of non-qualified stock options (“NQOs”), performance-based share awards (“PSAs”) and, for all executives other than Mr. Stanage, restricted stock units

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COMPENSATION DISCUSSION AND ANALYSIS

(“RSUs”). As demonstrated by the chart below, a significant amount of compensation for our named executive officers constitutes variable compensation tied to our financial performance. This is particularly the case for Mr. Stanage, as he does not receive RSUs:

*	CFO Target pay mix is based on Mr. Pensky’s targets, as Mr. Winterlich’s equity grants were made prior to his promotion. Variable compensation reflects target amounts.

In addition to health and welfare and retirement plans made available to our U.S.-based employees, we provide our U.S.-based named executive officers with some or all of the following benefits: a non-qualified deferred compensation plan, supplemental retirement benefits and severance arrangements with respect to specified termination of employment events. See “Ongoing and Post-Employment Arrangements and Benefit Plans,” below for additional information. We do not provide personal benefits to our U.S.-based named executive officers (including Mr. Stanage) hired or appointed during the past several years, and only limited personal benefits to other named executive officers, as described below under “2017 Compensation – Personal Benefits.”

Compensation Provided for 2017

Salaries

◾	For our named executive officers who continued to serve in the same capacities as in 2016, salaries were increased in the range of 3% to 5%.

◾	The salary paid to Ms. Lehman, who became our Executive Vice President and General Counsel in January 2017, reflects the terms of the letter agreement relating to her employment.
◾	Mr. Winterlich’s salary was increased, effective September 1, 2017, when he became our Executive Vice President and Chief Financial Officer.

MICP – Achievement with regard to the three equally-weighted financial measures under our MICP:

◾	Adjusted EBIT – $380 million target; $356.6 million actual performance; 70.3% award

◾	Adjusted Diluted Earnings Per Share – $2.67 target, $2.71 actual performance; 114.4% award

◾	Cash from Operating Activities – $485 million target; $543 million actual performance; 160.1% award

The award payable to each named executive officer was equal to 114.91% of the executive’s target award opportunity (the target award opportunity for persons who were named executive officers for all of 2017 ranged from 55% to 100% of the named executive officers’ salaries).

For further information, including how we calculated the financial measures, see “2017 Compensation – Management Incentive Compensation Plan,” below.

Equity Awards – In 2017, we provided three types of equity awards for each named executive officer other than

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COMPENSATION DISCUSSION AND ANALYSIS

Mr. Stanage, having an aggregate value equal to the named executive officer’s target award opportunity (which ranged from 85% to 185% of the named executive officers’ salaries), as follows:

◾	NQOs – 37.5% of the target award opportunity

◾	RSUs – 25% of the target award opportunity

◾	PSAs – 37.5% of the target award opportunity

To further increase the pay for performance focus of Mr. Stanage’s compensation, we provided equity awards having the following percentages of his target award opportunity (which was 310% of his salary):

◾	NQOs – 37.5%

◾	PSAs – 62.5%

The number of shares that ultimately will be provided under the PSAs will be based upon our performance during the period from January 1, 2017 through December 31, 2019 with respect to the following two financial measures:

◾	ROIC (return on invested capital) (67% weighting)

◾	Relative EPS Growth (33% weighting)

The Relative EPS Growth metric is a change from the EPS Growth metric used in 2016. Relative EPS Growth is computed based on our performance relative to the companies in the Standard & Poors (“S&P”) MidCap 400 Index, while the previous absolute EPS Growth metric was based only on our own performance.

See “2017 Compensation – Equity Awards” for additional information.

Performance Share Payout for 2015-2017 Period

Messrs. Stanage, Winterlich, Hennemuth, Merlot, and Pensky received equity awards in 2015, including PSAs providing for awards of our common stock based on our performance during the 2015-2017 period with regard to the following financial measures:

◾	ROIC (75% weighting)

◾	EPS Growth (25% weighting)

Based on our performance with regard to these financial measures during the 2015-2017 period, we provided a number of shares of our common stock equal to 114.32% of each named executive officer’s target PSA award opportunity.

See “2017 Compensation – Vesting of Performance Share Awards Granted in 2015” for further information.

Stockholder Advisory Vote on Executive Compensation

At our 2017 Annual Meeting, our stockholders approved, on an advisory basis, the compensation of our named executive officers. The stockholder vote in favor of named executive officer compensation totaled approximately 91% of the votes cast, including abstentions. After consideration of the results of the advisory vote, we determined that no revisions to our executive compensation program needed to be made in response to the vote.

Our Compensation Best Practices

We follow a number of compensation practices consistent with our stockholder interests and best practices:

What We Do	What We Don’t Do
◾ Considerable portion of pay is variable and performance-based	◾ No excise tax gross-up under severance agreements (subsequent to 2013) or under our Executive Severance Policy
◾ Stock ownership guidelines for all executive officers and directors	◾ No pledging, hedging or short selling by our directors or by any Hexcel employee, including executive officers
◾ Clawback policy that applies to executive officer incentive-based compensation	◾ No repricing of any stock options, including underwater stock options, without stockholder approval
◾ Independent compensation committee and independent compensation consultant
◾ Limit on maximum incentive payouts
◾ Compensation committee oversees annual compensation review and risk assessment

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Overview

Our Compensation Philosophy and Principles

Our philosophy is to deliver pay for performance. We seek to provide a level of performance that creates sustainable value for our stockholders by generating both short-term results while also making investments designed to increase profitability over the long-term.

Our compensation principles, as articulated by the compensation committee, are to:

◾	Attract, retain and motivate a high caliber of executive talent

◾	Ensure that a significant portion of total target compensation is variable compensation based on company performance

◾	Encourage long-term focus while recognizing the importance of short-term performance

◾	Determine compensation based on forward looking considerations and not solely on the basis of past compensation or results

◾

Align executive and stockholder interests by requiring executive officers to meet ownership guidelines and prohibiting them from pledging our stock or engaging in short sales or any hedging or monetization transactions involving our stock

◾	Establish goals for performance-based compensation that are challenging yet attainable

◾	Discourage excessive risk taking by structuring pay to consist of both fixed and variable elements, using a mix of short- and long-term company performance metrics and setting maximum total payouts

◾	Prevent and remedy executive misconduct, and impose appropriate discipline on individuals who engage in misconduct

We believe that the structure of our compensation program, which is explained in detail below, is consistent with these principles.

Role of Compensation Committee, Compensation Consultant, Human Resources Department and Chief Executive Officer

Role of the Compensation Committee – The compensation committee is responsible for oversight of our compensation and benefit plans and programs. The compensation committee approves the compensation of our executive officers other than Mr. Stanage and determines Mr. Stanage’s compensation, including goals and target award opportunities, subject to ratification by our independent directors.

In addition, the compensation committee annually reviews our compensation policies, practices and programs to determine whether they could result in financial, operational, regulatory/compliance or reputational risk to our company. As a result of its most recent review, the compensation committee concluded that risks arising from our compensation policies, practices and programs are not reasonably likely to have a material adverse effect on our company. In reaching its conclusion, the compensation committee noted that we use a number of approaches to mitigate excessive risk taking in designing our compensation programs, including maximum award levels, the use of multiple financial measures with respect to the MICP and PSAs, multi-year vesting of equity awards, stock retention requirements, and our clawback policy.

See “PROPOSAL 1—ELECTION OF DIRECTORS – Meetings and Standing Committees of the Board of Directors – Compensation Committee” for additional information regarding the duties and responsibilities of the compensation committee.

Role of Compensation Consultant – In making its compensation decisions, the Compensation Committee was assisted by Semler Brossy Consulting Group LLC, which we refer to below as “Semler Brossy.” Semler Brossy was engaged directly by the Compensation Committee. The Compensation Committee assessed the independence of Semler Brossy in accordance with NYSE listing standards and concluded that no conflicts of interest were raised in connection with Semler Brossy’s service as an independent consultant to the Compensation Committee. In reaching its conclusion, the Compensation Committee noted that Semler Brossy does not provide any other services to us.

Role of our Human Resources Department – Our Human Resources Department provides statistical and other data to the Compensation Committee to assist it in reviewing compensation we provide to our executives.

Role of our Chief Executive Officer – Mr. Stanage provides recommendations to the compensation committee as to the components of our executive officers’ compensation based on his evaluation of their performance. However, he does not make recommendations regarding his own compensation and is not present during compensation committee discussions

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COMPENSATION DISCUSSION AND ANALYSIS

regarding determination of his compensation. While the compensation committee considers Mr. Stanage’s compensation recommendations for our other executive officers, the ultimate determinations regarding executive compensation are made by the compensation committee, subject, in the case of Mr. Stanage, to ratification by our independent directors.

Competitive Assessment of Our Compensation

In making its compensation determinations for 2017, the compensation committee took into account several forms of comparative data to gain insight into compensation paid by other companies to executives serving in similar capacities to our named executive officers.

Peer Group

The principal source of comparative data with respect to our named executive officers, to the extent available, was proxy statement data with regard to 15 peer group companies, which was supplemented with survey data as described below. Our primary objective in constructing our peer group was to identify a group of similarly sized peers that represent a blend of companies producing products similar to ours or companies that are suppliers to the aerospace industry, with a preference for companies that fit within both categories. To meet this objective as best as reasonably possible, we used the following criteria:

◾	Industry fit – We consider publicly traded United States companies that are:

◾	In the same Global Industry Classification Standards (GICS) sub-industry as Hexcel (Aerospace and Defense); or

◾	In the GICS sub-industries that produce products that are similar to ours.

◾	Size – We consider companies that:

◾	Have revenues in the range of 1/3 to three times our revenues

◾	Have a market capitalization in the range of 1/3 to three times our market capitalization.

◾	Other qualitative and quantitative factors that enable us to identify companies with similar talent, business and operational characteristics.

Not every company in our peer group meets all of the peer group screening criteria. For example, two of the peer group companies we referenced with regard to 2017 compensation were below the market capitalization range criterion. Nevertheless, we believed that because those companies satisfied the other criteria used in our selection process, their inclusion in the peer group was appropriate.

The peer groups used in connection with the compensation committee’s assessment of competitive compensation, which occurred in November 2016, were the following:

AAR Corp.	H.B. Fuller Company
Albemarle Corporation	Moog Inc.
Barnes Group. Inc.	Orbital ATK, Inc.
B/E Aerospace, Inc.	Rockwell Collins, Inc.
Cabot Corporation	A. Schulman, Inc.
Crane Co.	Teledyne Technologies, Incorporated
Curtiss-Wright Corporation	Woodward, Inc.
Esterline Technologies Corporation

This is the same peer group that we used with respect to the determination of 2016 compensation.

Other Data

The committee also reviewed compensation data from the Equilar Total Compensation Report, an executive compensation survey. The Equilar data was used to compare each of our named executive officers with those in the same or similar position in companies with revenues similar to Hexcel. As a third reference point, the compensation committee also referenced the Towers Watson 2016 General Industrial Executive Survey, a large compensation survey of hundreds of companies in various industries, as well as a subset consisting of Aerospace & Defense Companies within that survey. Due to the breadth of companies in the survey, we size adjust the data based on our revenue for purposes of comparison. In the case of Mr. Merlot, the compensation committee referenced European survey data for executives serving in similar roles in businesses with a revenue range comparable to the business for which Mr. Merlot has responsibility.

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COMPENSATION DISCUSSION AND ANALYSIS

Use of Comparative Data

While we view competitive market information as a helpful reference, this information is not a determinant of our executive compensation on its own. In establishing appropriate compensation opportunities for the named executive officers, the committee considers a variety of factors, such as, but not limited to, depth of experience, tenure in position, past performance, internal equity, retention risks and market data. For 2017, target compensation for each named executive officer was positioned within a competitive range of median of the market.

2017 Compensation

Salaries

For those named executive officers who continued to serve in the same capacities as in 2016, salary increases ranged from approximately 3% to 5%. Mr. Stanage’s salary increased by approximately 3%. In approving the salary increases for the named executive officers other than Mr. Stanage, the compensation committee considered Mr. Stanage’s recommendations, which were based on performance evaluations he provided to the compensation committee, as well as data indicating how the salaries of the named executive officers compared to salaries indicated by the peer group data (where available), and survey data. See “Promotion of Patrick J. Winterlich,” below for information regarding the increase in his salary in connection with his promotion to the position of Executive Vice President and Chief Financial Officer. Ms. Lehman’s salary was established in her letter agreement with us relating to her employment. See “Hiring of Gail E. Lehman,” below.

Management Incentive Compensation Plan

The MICP is designed to provide an incentive for eligible participants to help us advance our annual business objectives. Participants, including the named executive officers, are given the opportunity to obtain cash payouts based on our achievement with respect to specified financial measures.

Target Award Opportunity

We provide target award opportunities for our named executive officers based on a percentage of their salary. For those named executive officers currently or previously on our executive committee (Messrs. Stanage, Hennemuth and Pensky, Ms. Lehman and, for the portion of the year he served as our Chief Financial Officer, Mr. Winterlich), the actual amount received was based entirely upon our performance with regard to the financial measures. For Mr. Merlot and, for the portion of the year prior to his becoming a member of our executive committee, Mr. Winterlich, 70% of the target award was based on our performance with regard to the financial measures and 30% was based on achievement of individual goals and objectives. Because of strong interdependency among our leadership team members for performance of their individual objectives, variations from target award payouts with respect to individual objectives are limited to specific superior or subpar individual performance. However, our overall award pool for MICP awards is based solely on our achievement with respect to the financial metrics. While individual performance can increase or decrease an award, the overall award pool does not increase or decrease as a result. The following table shows the target award opportunities for each of our named executive officers with respect to our 2017 MICP:

Name	Percentage of Salary	Target Award Opportunity
Nick L. Stanage	100%	$957,900
Patrick J. Winterlich(1)	65%	$276,250
Gail E. Lehman(2)	60%	$247,500
Robert G. Hennemuth	60%	$248,641
Thierry Merlot(3)	55%	$199,056
Wayne C. Pensky(4)	75%	$400,389

(1)	Reflects Mr. Winterlich’s target award opportunity after his promotion to the position of Executive Vice President and Chief Financial Officer. His actual 2017 award was prorated based on his salary, target award percentage and length of service during 2017 before and after his promotion. See “2017 Compensation – Promotion of Patrick J. Winterlich.”

(2)	Ms. Lehman became our Executive Vice President, General Counsel and Secretary in January 2017. See “2017 Compensation – Hiring of Gail E. Lehman.”

(3)	Mr. Merlot’s cash compensation is paid in Euros. In determining the dollar amount of his target award opportunity, we converted Mr. Merlot’s salary to U.S. dollars using an exchange rate of 1.16 dollars per euro, which is based on the average actual forward rates for the preceding twelve months.

(4)	Mr. Pensky ceased serving as our Executive Vice President and Chief Financial Officer on September 1, 2017, but he continued to be employed by us as a Special Advisor to the Chief Executive Officer until December 31, 2017. See “2017 Compensation – Retirement of Wayne C. Pensky.”

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COMPENSATION DISCUSSION AND ANALYSIS

Financial Measures Used in the MICP

In 2017, we used three financial measures in connection with the MICP: Adjusted EBIT (earnings before interest and taxes), Adjusted Diluted Earnings Per Share (referred to below as “Adjusted Diluted EPS”) and Cash from Operating Activities. We used the same measures in our MICP for 2016 and, as was the case in 2016, we weighted the measures equally. We believe the financial measures and weighting of those measures have effectively incentivized strong financial performance.

How Did We Calculate The Financial Measures?

Adjusted EBIT

◾

Adjusted EBIT is operating income from continuing operations of Hexcel and its subsidiaries plus business consolidation and restructuring expense, plus severance costs and plus (minus) other expense (income), net, as reported in our consolidated statement of operations.

◾	For the 2017 calculation of Adjusted EBIT, we excluded an aggregate of $6.0 million, which related to acquisition- and divestiture-related expense and severance expense.

Adjusted Diluted EPS

◾

Adjusted Diluted EPS is Adjusted EBIT, as defined above, minus interest expense (except as noted below), minus the provision for income taxes, plus (minus) equity in earnings (losses) from our interests in affiliated companies and partnerships, the sum of which is divided by the weighted average number of diluted common shares reported in the prior fourth quarter earnings release. We make further adjustments to the income tax provision to exclude any one-time tax adjustments that relate to prior years, the tax effects of the adjustments we made in calculating Adjusted EBIT, as defined above (and identified in our earnings releases), and the after-tax effect of interest expense related to borrowings we made to repurchase our shares during the year.

◾

In addition to reflecting the after-tax effect of the adjustments to Adjusted EBIT noted above, we excluded the $0.24 increase in EPS caused by the change in valuation of our deferred tax assets and liabilities resulting from the enactment of the Tax Cuts and Jobs Act on December 22, 2017.

Cash From Operating Activities

◾	Cash from Operating Activities is net cash provided from operating activities of continuing operations for the period from October 1, 2016 through December 31, 2017.
◾

We continue to use a 15-month measurement period because we believe it enhances period-to-period comparability for this particular financial measure. By beginning the period in the fourth quarter of the prior year, we avoid the impact of year-end adjustments, such as adjustments to payables and receivables, which might otherwise result in variability that does not reflect management’s performance.

◾	We did not make any adjustments with respect to this financial measure.

Why Do We Use These Financial Measures?

◾

We believe Adjusted EBIT provides an appropriate focus on our operating income while excluding factors (interest and taxes) that generally do not reflect the day-to-day management of our operations. In addition, Adjusted EBIT provides a good indication of the extent to which sales increases in a challenging sales and pricing environment affect our operating income. We make additional adjustments to this measure to exclude items that do not relate to the performance of our executive officers, such as acquisition- and divestiture-related costs, restructuring costs and costs associated with reductions-in-force. These adjustments enable our management to focus on long-term benefits in making certain decisions that may have a short-term impact on cost.

◾

We believe Adjusted Diluted EPS provides a good indication of the overall performance of our enterprise. We also believe that Adjusted Diluted EPS is a key financial measure used by investors, and by including it within the MICP, we can better align our performance with investor expectations. We eliminate the after-tax effect of interest expense related to borrowings we made to repurchase our shares because we base our calculation of Adjusted Diluted EPS on the weighted average number of diluted common shares reported in the prior fourth quarter earnings release. Because our subsequent repurchases of common stock do not affect the weighted average number of diluted shares we use for purposes of the calculation, we believe that it is not appropriate to reflect the after-tax effect of interest expense incurred with respect to those repurchases. We eliminated the increase in diluted earnings per share resulting from the change in valuation of our deferred tax assets and liabilities following the enactment of the Tax Cuts and Jobs Act because the increase did not reflect our operating performance.

◾	We believe Cash from Operating Activities addresses a key metric for our stockholders and an important performance element of our operations, namely our

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COMPENSATION DISCUSSION AND ANALYSIS

ability to fund capital expenditures, including expenditures to facilitate our expansion to meet forecasted customer requirements, fund research and technology expenditures and broaden our core product portfolio.

MICP Targets and Awards

With regard to each of the MICP financial measures described above, an executive could receive an award only if a specified threshold level of performance was achieved; no award would be provided with respect to the financial measure if performance was below the threshold level. Once the threshold level of performance was achieved, the award could range from a minimum (threshold) of 50% to a maximum of 200% of the target award.

The target established for each performance measure and the performance, expressed as a dollar amount and as a percentage of target performance that would entitle a participant to a threshold or maximum award with respect to each measure were as follows:

		Performance Required (Dollar Amount and Percentage of Target Performance) For
Performance Measure	Target Performance	Threshold Award (50% of Target Award)	Maximum Award (200% of Target Award)
Adjusted EBIT	$380 million	$342 million	$418 million
		90%	110%
Adjusted EPS	$2.67	$2.40	$2.94
		90%	110%
Cash from Operating Activities(1)	$485 million	$388 million	$582 million
		80%	120%

(1)	Covers the performance period from October 1, 2016 through December 31, 2017.

The target and actual performance with respect to each financial measure, and the actual MICP award as a percentage of the target award with respect to each measure, is shown on the following table:

Performance Measure	Target Performance	Actual Performance	Actual Award as a Percentage of Target Award Opportunity for the Performance Measure
Adjusted EBIT	$390 million	$356.6 million	70.30%
Adjusted EPS	$2.67	$2.71	114.37%
Cash from Operating Activities	$485 million	$543.26 million	160.06%

As each measure is weighted equally, the MICP award provided to each named executive officer was equal to the average percentage of the target award achieved with respect to each of the measures, or 114.91% of the target award. As a result, aggregate payments to the named executive officers were as follows:

Name	Target Award Opportunity	Actual Award
Nick L. Stanage	$957,900	$1,100,723
Patrick J. Winterlich(1)	$219,661	$252,412
Gail E. Lehman	$247,500	$284,402
Robert G. Hennemuth	$248,641	$285,714
Thierry Merlot	$199,056	$228,735
Wayne C. Pensky	$400,389	$460,087

(1)	Effective upon his assumption of duties as our Executive Vice President and Chief Financial Officer on September 1, 2017, we increased Mr. Winterlich’s base salary from an annual rate of $299,000 to an annual rate of $425,000, and increased his annual target award opportunity under the MICP from 45% to 65% of his annual base salary (prorated for the portion of 2017 during which he served as our Executive Vice President and Chief Financial Officer). See “2017 Compensation – Promotion of Patrick J. Winterlich.”

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COMPENSATION DISCUSSION AND ANALYSIS

The actual award payments to our named executive officers are reflected in the “Non-Equity Incentive Compensation” column of the Summary Compensation Table, which appears below under “Executive Compensation.”

Equity Awards

Our equity awards are designed to promote achievement of longer term corporate goals, align the interests of our named executive officers with those of our stockholders and serve as an important element in our provision of compensation opportunities that are competitive with other companies seeking comparable executive talent.

Equity Incentive Award Opportunity

Similar to the process we use in determining the target award opportunity under the MICP, we base the named executive officers’ equity incentive compensation opportunity on a percentage of their salary, as indicated on the following table:

Name	Percentage of Salary	Equity Incentive Compensation Opportunity
Nick L. Stanage	310%	$2,969,490
Patrick J. Winterlich(1)	60%	$179,550
Gail E. Lehman(2)	135%	$556,875
Robert G. Hennemuth	145%	$600,883
Thierry Merlot	85%	$307,632
Wayne C. Pensky(3)	185%	$987,625

(1)	Mr. Winterlich’s target award opportunity as a percentage of salary reflected his former position as Senior Vice President – Tax, Systems & Enterprise Reporting. In connection with his promotion to the position of Executive Vice President and Chief Financial Officer, his target award opportunity was increased to 140%, effective for awards made in 2018. See “2017 Compensation – Promotion of Patrick J. Winterlich.”

(2)	Ms. Lehman became our Executive Vice President, General Counsel and Secretary in January 2017. See “2017 Compensation – Hiring of Gail E. Lehman.”

(3)	Mr. Pensky ceased serving as our Executive Vice President and Chief Financial Officer on September 1, 2017, but he continued to be employed by us as a Special Advisor to the Chief Executive Officer until December 31, 2017. See “2017 Compensation – Retirement of Wayne C. Pensky.”

Equity Awards Provided

Our equity incentive compensation for 2017 consisted of non-qualified stock options (“NQOs”), Restricted Stock Units (“RSUs”) and Performance-Based Share Awards (“PSAs”). For all named executive officers other than Mr. Stanage, the percentage of the equity incentive compensation opportunity allocated to each type of equity award was:

◾	NQOs – 37.5%

◾	RSUs – 25%

◾	PSAs – 37.5%

To further increase the proportion of pay for performance elements within Mr. Stanage’s compensation, we do not provide RSUs to Mr. Stanage. In lieu of RSUs, Mr. Stanage receives PSAs. PSAs constituted 62.5% of his equity incentive compensation opportunity; the remaining 37.5% was allocated to NQOs. As a result, 100% of Mr. Stanage’s long-term incentive compensation is tied to our performance or share price appreciation.

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COMPENSATION DISCUSSION AND ANALYSIS

Non-Qualified Stock Options

In accordance with the equity award allocations described above, we granted NQOs to each of our named executive officers in 2017 based upon 37.5% of their respective total equity incentive compensation opportunities. Using a Black-Scholes methodology, we valued the stock options, which were granted in January 30, 2017, at $18.194 per share. As a result of this valuation, the named executive officers received NQOs for the respective numbers of underlying shares set forth below:

Name	Number of Shares Underlying NQOs
Nick L. Stanage	61,204
Patrick J. Winterlich	3,700
Gail E. Lehman	11,478
Robert G. Hennemuth	12,384
Thierry Merlot	6,340
Wayne C. Pensky	20,356

The options vest as to one-third of the underlying shares on each of the first three anniversaries of the date of grant.

The Summary Compensation Table reflects the aggregate grant date fair value of each named executive officer’s NQOs in the “Option Awards” column. See notes 2 and 3 to the Summary Compensation Table for further information.

Restricted Stock Units

We granted RSUs to each of the named executive officers other than Mr. Stanage. As noted above, RSUs were granted based upon 25% of the participating named executive officers’ total equity incentive compensation opportunity. We valued the RSUs in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), based upon the closing per share market price of our common stock on the January 30, 2017 date of grant, which was $50.50 per share.

Based upon this valuation, we granted to the named executive officers the respective numbers of RSUs set forth below:

Name	Number of RSUs
Nick L. Stanage	—
Patrick J. Winterlich	888
Gail E. Lehman	2,756
Robert G. Hennemuth	2,974
Thierry Merlot	1,522
Wayne C. Pensky	4,889

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COMPENSATION DISCUSSION AND ANALYSIS

One-third of the RSUs vest and are converted into an equivalent number of shares of our common stock on each of the first three anniversaries of the date of grant. We also provide dividend equivalents, payable in additional RSUs. For each RSU then held by the grantee (including RSUs previously granted as dividend equivalents), the dividend equivalent to be provided to the grantee will be equal to the per share value of any cash or stock dividends that we pay to holders of our common stock. RSUs granted as dividend equivalents vest in the same manner as the underlying RSUs to which they relate.

The Summary Compensation Table reflects the aggregate grant date fair value of each named executive officer’s RSUs, determined in accordance with ASC Topic 718, in the “Stock Awards” column. See notes 1 and 2 to the Summary Compensation Table for further information.

Performance Share Awards

PSAs are designed to focus our executives’ efforts on specific long-term goals. Unlike our other equity awards, the actual number of shares, if any, ultimately awarded to a named executive officer is dependent upon our performance with respect to specified financial performance measures. We also provide dividend equivalents, payable in additional PSAs. For each PSA then held by the grantee (including PSAs previously granted as dividend equivalents), the dividend equivalent to be provided to the grantee will be equal to the per share value of any cash or stock dividends that we pay to holders of our common stock. The PSAs granted as dividend equivalents convert into shares based upon our performance in the same manner as the underlying PSAs to which they relate.

As noted above, we allocated 37.5% of the equity incentive opportunity for each named executive officer other than Mr. Stanage to PSAs; we allocated 62.5% of Mr. Stanage’s equity incentive award opportunity to PSAs.

We determined the number of PSAs to be awarded assuming target performance and valued the PSAs based on the closing per share market price of our common stock on the January 30, 2017 date of grant, which was $50.50 per share. The per share price was equivalent to the fair value of the PSAs on the date of grant, determined in accordance with ASC Topic 718.

Based upon this valuation, the target amount of shares underlying PSAs received by each of the named executive officers is set forth below:

Name	Number of Shares Underlying PSAs at Target Performance
Nick L. Stanage	36,751
Patrick J. Winterlich	1,333
Gail E. Lehman	4,135
Robert G. Hennemuth	4,462
Thierry Merlot	2,284
Wayne C. Pensky	7,333

Financial Measures Used in Connection with the PSAs

In 2017, we used two long-term financial measures in connection with the PSAs: ROIC (return on invested capital), weighted at 67% of the total target award opportunity under the PSAs, and Relative EPS Growth, weighted at 33% of the total target award opportunity under the PSAs. Relative EPS

Growth was a new financial measure that we first used in 2017. Our allocation of 33% of the total PSA award opportunity to Relative EPS Growth resulted in a reduction in the weighting of ROIC, which was weighted at 75% of the total target award in 2016. However, we believe that the 67% weighting for ROIC remains sufficiently high to underscore

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COMPENSATION DISCUSSION AND ANALYSIS

our belief that ROIC achievement is a critical measure of our performance and to maintain a principal focus of our executives on this financial measure.

How Do We Calculate the Financial Measures?

ROIC

◾	ROIC is designed to measure the three year average return on invested capital, calculated in accordance with the following formula:

Average (EBIT x (1-tax rate) + equity in earnings of equity method investees in 2017, 2018 and 2019)

Average (debt (current & long-term) + equity - cash and cash equivalents at December 31, 2016, 2017, 2018 and 2019)

◾	We adjust EBIT to exclude other expense (income), as reported in our consolidated statement of operations.

◾	For purposes of the calculation, we adjust the tax rate to exclude certain items that relate to prior years, consistent with the calculation of adjusted net income in our earnings releases.

◾	We exclude from the denominator with respect to the relevant year amounts invested in acquisitions effected during that year.

◾

Information with respect to performance targets for the ROIC metric during the pendency of the performance period is not considered material to an understanding of our compensation arrangements and is not addressed in this discussion because it represents confidential business or financial information that we do not otherwise disclose to the public. Disclosing this information could cause significant competitive harm to the company. We believe our performance target for the ROIC measure was set at an appropriate level at the beginning of the performance period to be challenging, but sufficiently realistic to motivate the performance of our executive officers. We will disclose information with respect to the ROIC threshold, target and maximum payout opportunities, and the actual number of shares awarded, in our proxy statement for the annual meeting in the year following conclusion of the performance period.

Relative EPS Growth

◾

Relative EPS Growth is based on the degree to which our diluted earnings per share from continuing operations, calculated in accordance with GAAP, for the performance period from January 1, 2017 – December 31, 2019 exceeds the diluted earnings per share from continuing operations of the companies in the Standard & Poor’s (“S&P”) MidCap 400 Index, calculated in accordance with GAAP, for the 36 month period beginning one quarter before the performance period began and ending one fiscal quarter before the performance period ends (the “comparison period”).

◾

We used a one fiscal quarter earlier start and end to the comparison period for the S&P MidCap 400 companies to enable us to calculate the number of shares ultimately issuable under the PSA awards and to distribute the shares underlying PSA awards in the first quarter of the year following the performance period.

Award payouts in connection with the Relative EPS Growth performance measure are based on the extent to which the percentage improvement in our diluted earnings per share during the performance period exceeds the percentage improvement in diluted earnings per share of each of the companies within the S&P MidCap 400 companies during the comparison period (the percentage of S&P MidCap 400 companies whose performance we exceed is referred to below as the “Higher Performance Percentile”), as follows:

Award Level	Higher Performance Percentile	Percentage of Target Awards Opportunity
Threshold	40%	50%
Target	55%	100%
Maximum	75%	200%

To address possible changes in the composition of the S&P Midcap 400 during the performance period, we established the following guidelines:

◾	If a company has negative earnings per share at the beginning or end of the comparison period, it is removed from the comparison.

◾

If a company is acquired by or merges into another company, it will be removed from the comparison; however, if the acquiring company is also an S&P MidCap 400 company, the acquiring company will remain in the comparison.

◾	If an S&P MidCap 400 company consolidates with another company, the consolidated company will not be in the comparison.

◾

If a company becomes subject to bankruptcy proceedings, is delisted or subject to an event having a similar effect on trading in its securities, it will be deemed to have performance below those of other companies included in the comparison.

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COMPENSATION DISCUSSION AND ANALYSIS

Why Do We Use These Financial Measures?

ROIC

◾

We use ROIC because it reflects both our operating results and the effectiveness of management’s utilization of our assets. This measure is particularly important in light of continued substantial capital expenditures we expect to make during the performance period to meet forecasted customer requirements, as it underscores the importance of effective management of our ongoing expansions.

◾

We adjust the tax rate in the ROIC computation to exclude certain items relating to prior years because we believe inclusion of those items could distort results in a manner that inappropriately rewards or penalizes management based on events largely beyond its control and generally not relevant to the year with respect to which the ROIC calculation is made.

Relative EPS Growth

◾

We use Relative EPS Growth as a financial measure because it introduces a comparative measure that conditions a portion of management’s long-term compensation on performance relative to other companies of similar market capitalization. We believe the relative nature of the Relative EPS Growth measure in the context of our long-term compensation is an important distinguishing element of this financial measure when compared to the Adjusted Diluted EPS measure that we use in connection with the MICP, in addition to the different lengths of time covered by the two measures. Moreover, the focus of the relative measure is on GAAP diluted earnings per share from continuing operations, which is directly related to management’s overall performance with respect to our enterprise and is a key metric affecting our stock price and, therefore, stockholder value.

◾	We considered but decided not to adopt relative total stockholder return as a performance measure. We reached this determination because we believe that financial measures should support our business model and, therefore, be based on operating measures on which our executives can focus and, through their efforts, more directly influence. Therefore, while we decided to include a relative performance measure for 2017, we chose a measure based on EPS growth, which would more directly reflect the performance of our management. In contrast, total stockholder return can be affected by extraneous factors such as global and domestic economic conditions, legal and regulatory changes, geopolitical risks and other factors beyond the control of management. Moreover, total stockholder return may encourage a short-term focus that can promote undesirable executive behavior.

Vesting of PSAs Granted in 2015

In 2015, as part of our long-term incentive plan, we granted PSAs to our named executive officers and other employees for the 2015-2017 performance period. The number of shares issuable upon vesting was based on our performance with respect to the two separate financial measures shown on the following table:

Financial Measure	Weighting at Target
ROIC	75%
EPS	25%

Our achievement with regard to the two financial measures is described below.

ROIC – This financial measure was calculated in the same manner as described above for PSAs granted in 2017, but covering periods and dates relevant to determining the average ROIC during the 2015-2017 period. We made an additional adjustment for 2017 to eliminate the increase in our equity resulting from the tax benefit realized due to the enactment of the Tax Cuts and Jobs Act.

The target award was payable if the average ROIC equaled 14.0%. The average of our ROIC for the 2015-2017 period was 14.12%, which resulted in an award attributable to ROIC that was equal to 110.4% of the target award.

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COMPENSATION DISCUSSION AND ANALYSIS

EPS – This financial measure was calculated based upon the cumulative increase in our diluted earnings per share during the 2015-2017 period. Although the calculation of this measure typically is made in accordance with GAAP, the compensation committee reduced 2017 EPS to eliminate the benefit resulting from adoption of the Tax Cuts and Jobs Act because the benefit does not reflect our operating performance. The target award was payable if EPS for the period was $7.58. Actual EPS for the period was $7.94, which resulted in an award attributable to EPS that was equal to 126.1% of the target award.

The weighted average award for the two financial measures was 114.32% of the target award; as a result, in January 2018, each of our named executive officers who were granted PSAs in 2015 received a number of shares of our common stock equal to 114.32% of the PSAs granted to him, as indicated in the following table:

Name	Number of PSAs at Target(1)	Number of Shares Issued Upon Vesting(2)
Nick L. Stanage	32,714	38,324
Patrick J. Winterlich	1,161	1,359
Robert G. Hennemuth	4,633	5,426
Thierry Merlot	1,946	2,279
Wayne C. Pensky	7,641	8,951

(1)	Messrs. Winterlich and Merlot were not named executive officers at the time the PSAs were granted; Ms. Lehman is not included in the table because she was not a Hexcel employee at the time the PSAs were granted.

(2)	Includes additional shares representing dividend equivalents accrued during the performance period.

Equity Grant Practices

In accordance with our equity award policy, equity awards, namely NQOs, RSUs and Performance-Based Awards (i.e., the PSAs), are granted annually on the third full trading day after the financial results for the last completed fiscal year are released. Off-cycle equity awards are granted on the third full trading day after the financial results are released for a quarter). We value RSUs and PSAs, and fix the exercise price for our NQOs, based on the closing price of our common stock on the date of grant. Our RSUs and NQOs vest in equal increments on the first three anniversaries of the date of grant. PSAs vest in the year following the performance period, after certification of performance results by the compensation committee. We believe that these vesting terms, together with award opportunities under our PSAs, provide our executives with a meaningful incentive for continued employment. Our board of directors has delegated to Mr. Stanage, as sole member of our Equity Grant Committee, authority to grant equity awards on a discretionary basis. Mr. Stanage was provided this authority with respect to 100,000 shares in 2017. These grants may be made only to persons who are not executive officers, and no grant exceeding 10,000 shares may be made to any person in a single year. In 2017, Equity Grant Committee awards totaled 10,900 RSUs.

Promotion of Patrick J. Winterlich

Effective upon his assumption of duties as our Executive Vice President and Chief Financial Officer on September 1, 2017, we increased Mr. Winterlich’s base salary from an annual rate of $299,000 to an annual rate of $425,000, and increased his annual target award opportunity under the MICP from 45% to 65% of his annual base salary (prorated for the portion of 2017 during which he served as our Executive Vice President and Chief Financial Officer). He also received a grant of long-term incentive equity awards in the Company’s normal 2018 grant cycle based on a target award opportunity equal to 140% of his base salary, an increase from the 60% of base salary amount applicable prior to his promotion (his 2017 equity award grants were based on his level of compensation prior to his promotion). In approving Mr. Winterlich’s compensation, the compensation committee considered peer group and survey data for other companies’ principal financial officers, as well as his loss of expatriate benefits, described in the following paragraph.

Through December 31, 2017, Mr. Winterlich, a United Kingdom national, remained on our expatriate benefits plan (including medical, dental and vision coverages) and continued to receive certain supplemental family medical benefits, tuition benefits and tax gross-up benefits under his existing expatriate arrangement. Beginning in September 2017, we phased out these benefits. Effective January 1, 2018, Mr. Winterlich

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COMPENSATION DISCUSSION AND ANALYSIS

receives the same benefits as are available generally to all other executive officers residing in the United States.

Hiring of Gail E. Lehman

Ms. Lehman became our Executive Vice President and General Counsel in January 2017. Under the terms of our letter agreement with Ms. Lehman relating to her employment, she received a base salary of $412,500, an annual target award opportunity under the MICP of 60% of base salary and an equity award incentive opportunity equal to 135% of her base salary. In approving Ms. Lehman’s compensatory terms, the compensation committee considered comparative peer group and survey data relating to the other companies’ principal legal officers.

Retirement of Wayne C. Pensky

Wayne C. Pensky ceased to serve as our Executive Vice President and Chief Financial Officer on September 1, 2017 and retired from his employment with Hexcel on December 31, 2017. Under an agreement with us dated January 1, 2018, Mr. Pensky is providing consulting services to us during 2018, not to exceed 20% of the average level of services performed by Mr. Pensky during the 36-month period ending December 31, 2017. We have agreed to pay Mr. Pensky $266,925 for his consulting services in 2018. The agreement does not otherwise modify Mr. Pensky’s equity awards, deferred compensation arrangements and retirement, health and welfare, and paid time-off benefit plans, which remain in effect in accordance with their terms. See the compensation tables under “Executive Compensation,” below for additional information.

Personal Benefits

We have ceased providing personal benefits to newly hired or appointed named executive officers, including Mr. Stanage, Ms. Lehman and Mr. Winterlich, but we continued to provide limited personal benefits to Mr. Pensky and Mr. Hennemuth. Mr. Pensky and Mr. Hennemuth each received a $12,000 annual automobile allowance and an additional $10,600 allowance ($5,600 for Mr. Hennemuth) which is intended to be used for club membership dues, financial counseling and tax preparation, and supplemental life insurance beyond the basic life insurance available to our U.S.-based employees. This allowance is provided only if actually used, and no part of the allowance may be used as a reimbursement for taxes due on the income recognized by the named executive officer as a result of receiving these personal benefits.

In accordance with local practices for French employees, Mr. Merlot, who is a resident of France, receives an automobile allowance, which was $8,461 in 2017.

The compensation committee reviews the personal benefits annually.

Additional information regarding personal benefits for our named executive officers is provided in the “All Other Compensation” column of the Summary Compensation Table and the accompanying footnotes.

Ongoing and Post-Employment Arrangements

We have several plans and agreements addressing compensation for our named executive officers that accrue value as the executive continues to work for us, provide special benefits upon certain types of termination events and provide retirement benefits. These plans and agreements were designed to be a part of a competitive compensation package that encourages our executives to remain employed by us. In some cases, the plans described below are available to other employees as well.

Hexcel Corporation 401(k) Retirement Savings Plan

Under our 401(k) Retirement Savings Plan, referred to below as the “401(k) Plan,” substantially all of our U.S. employees may contribute up to 75% of their cash compensation (subject to applicable Internal Revenue Code limits). We match 50% of employee contributions up to 6% of the employee’s cash compensation, and provide an annual fixed contribution equal to 2% of each participant’s cash compensation (4% for U.S. employees who were 45 years old and employed by us on December 31, 2000). The 401(k) Plan also provides a profit-sharing feature under which we may make an annual contribution to the account of each U.S. employee based on our performance during the preceding year; for 2017, the contribution was 3.0% of an employee’s cash compensation.

All of our contributions vest incrementally over the first five years of service. Amounts credited to an employee’s account may be invested in a number of funds. Although the 401(k) Plan offers to employees the opportunity to invest our contributions (but not their own) into a Hexcel stock fund, our senior executives, including all U.S.-based named executive officers, are not permitted to invest in the fund.

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COMPENSATION DISCUSSION AND ANALYSIS

Amounts that we contribute to the 401(k) Plan accounts of the named executive officers are included in the “All Other Compensation” column of the Summary Compensation Table.

Non-Qualified Deferred Compensation Plan

Under our Non-Qualified Deferred Compensation Plan, which we refer to as the “NDCP,” eligible U.S.-based employees, including our U.S.-based named executive officers, may defer amounts of their cash compensation in excess of Internal Revenue Code limits applicable to our 401(k) Plan, referred to below as “excess compensation.” We match 50% of a participant’s contributions to the NDCP, up to 6% of the participant’s excess compensation. We also provide the same fixed and profit-sharing contributions with respect to such excess contributions on the same basis as described above with respect to the 401(k) Plan. All participant and Hexcel contributions are fully vested at all times.

Amounts credited to a participant’s account may be invested in a number of notional funds based upon the funds, other than the Hexcel stock fund, available under the 401(k) Plan.

See “Executive Compensation – Non-Qualified Deferred Compensation in Fiscal Year 2017” on page 48 below for additional information.

Other Benefits for Named Executive Officers

Supplemental Retirement Benefits

We entered into a supplemental executive retirement agreement (“SERP”) with Mr. Stanage and executive deferred compensation agreements (“EDCAs”) with Messrs. Hennemuth and Pensky that provide additional retirement benefits. The SERP provides benefits to Mr. Stanage based on a formula relating to years of service (subject to a maximum accrual once he attains the age of 65) and specified percentages of annual compensation, subject to offset for contributions we have made to certain other retirement plans. The EDCAs generally provide benefits to Messrs. Pensky and Hennemuth based on a formula related to salary and cash incentive awards they respectively earned subsequent to the effective date of the EDCAs. These agreements are described in more detail under “Executive Compensation – Pension Benefits in 2017,” below. We initially entered into these agreements between 1995 and 2009. We have not entered into similar agreements with more recently designated named executive officers, and we would consider several factors, including the competitive compensation environment for executive talent, before we enter into such an agreement in the future.

Supplemental Death Benefit

Under agreements with Messrs. Stanage and Hennemuth, and in accordance with our executive life insurance program for Mr. Winterlich and Ms. Lehman, we will provide a death benefit if the named executive officer dies while employed by us equal to two times the sum of (i) salary on the date of death and (ii) the average of the MICP awards paid in the three years (two years for Mr. Winterlich and Ms. Lehman) prior to death, up to a maximum of $1,500,000 for the named executive officer (other than Mr. Hennemuth for whom there is no maximum death benefit). Executives who are entitled to this death benefit do not participate in our basic life insurance program that is available to our U.S.-based employees.

Retirement Plans in which Mr. Merlot Participates

Mr. Merlot’s retirement benefits are governed by the terms of the collective labor agreement for the Chemical Industries in France (the “French CLA”) and French social programs. Under the French CLA, Mr. Merlot is entitled to receive a retirement indemnity equal to four months’ salary, plus a six-month notice period and a payment related to his non-competition obligations, unless such obligations are waived by Hexcel upon retirement. Mr. Merlot also receives a pension that is funded by contributions from Hexcel and Mr. Merlot as required by French regulations.

Severance Arrangements, Including Change of Control Provisions

We have Severance Agreements with all of our U.S.-based named executive officers other than Mr. Stanage, whose severance terms are governed by our Executive Severance Policy, coupled with certain terms set forth in his offer of employment letter. We refer to all of the foregoing documents collectively as the “Severance Arrangements.”

The Severance Arrangements provide payments and other benefits to a U.S.-based named executive officer if we terminate his or her employment for any reason other than disability or “cause” (as defined in the Severance Arrangement related to the named executive officer) or if he or she terminates employment for “good reason” (also as defined in such Severance Arrangement), except in circumstances related to a change in control, which are described in the next paragraph. With respect to the U.S. named executive officers, such payments and other benefits generally include a lump sum payment equal to the sum of (or, in the case of Mr. Stanage, equal to 1.5 times the sum of) annual base salary and average annual bonus (generally with respect to the last three annual bonus amounts paid) under the MICP, as well as continued participation in several

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COMPENSATION DISCUSSION AND ANALYSIS

company health, welfare and other plans, or provision of equivalent benefits (“Continued Participation Benefits”) for one year (in the case of Mr. Stanage, 1.5 years).

If we terminate the named executive officer for any reason other than disability or cause, or the named executive officer terminates employment for good reason within two years after a “Change in Control” or during the period of a “Potential Change in Control” (each as defined in the severance arrangement relating to the named executive officer), we generally will provide a lump sum payment equal to 1.5 to 3 times the sum of annual base salary and average annual bonus under the MICP, as well as Continued Participation Benefits for 1.5 to 3 years.

See “Executive Compensation—Potential Payments Upon Termination or Change in Control” below for additional information.

We believe that the Severance Arrangements can promote management stability and encourage our U.S.-based named executive officers to focus their attention and energies on our business during potential periods of uncertainty. Absent such protections, there is an increased risk that executive officers will seek other employment opportunities if they become concerned about their employment security following or in anticipation of a change in control. We believe that the payments to be made under the Severance Arrangements provide some financial security to a named executive officer in the event that he or she is subject to a specified event of termination in the context of a change in control. Moreover, we believe the Severance Arrangements will facilitate our named executive officer’s support for a corporate transaction involving a change in control that is in the best interest of our stockholders, even though the transaction may have an effect on the named executive officer’s employment with us. We believe that these provisions, together with the lesser payments provided under the Severance Arrangements with respect to specified termination events outside of the context of a change in control, provide an important incentive for our named executive officers to remain with us.

Severance Arrangements we entered into with certain of our named executive officers through 2013 provided for a “modified gross-up.” Under the modified gross-up, subject to the exception described below, if a named executive officer becomes liable for payment of any excise tax under Section 4999 of the Internal Revenue Code with respect to any payment received in connection with a change in control, we will make an additional payment to the named executive officer. This additional payment was designed so that, after payment of all excise taxes and any other taxes payable in respect of the additional payment, the executive would retain the same amount as if no excise tax had been imposed. However, we will not make the tax gross-up payment if the payment received in connection with the change in control is less than 110% of the amount that would not be subject to the excise tax; in that case, the payment to the named executive officer will be reduced to the extent necessary to avoid imposition of the excise tax.

Messrs. Stanage, Hennemuth and Pensky previously entered into Severance Arrangements with us that provided for a modified tax gross-up. However, effective in 2014, Mr. Stanage relinquished his right to a modified gross-up. As Mr. Pensky is no longer employed by us, his modified gross-up provisions are no longer in effect. Therefore, only Mr. Hennemuth continues to have a Severance Arrangement that provides a modified gross-up.

We have determined that no newly hired or promoted executive will be eligible for tax gross-up payments in connection with our change in control arrangements. Accordingly, Severance Arrangements we entered into in October 2017 with Mr. Winterlich and Ms. Lehman, as well as with two other executive officers who are not named executive officers, do not provide for such payments.

Accelerated Vesting of Equity Awards in Connection with a Change in Control

Our equity awards provide that they will vest upon a change in control. This is a so-called “single trigger” vesting provision, in contrast to the “double trigger” provision applicable in our Severance Arrangements, which generally require both a change in control as well as a specified employment termination event before payment is made.

In adopting the single trigger vesting provision for our equity awards, we considered, among other things, that because our equity awards represent a significant portion of total compensation, the single trigger would provide a strong incentive for executive retention and would provide executives with the same opportunity as stockholders to realize value in connection with the change in control. In this regard, we believe the provision will focus the attention of our executives in pursuing a transaction that is in the best interest of our stockholders.

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COMPENSATION DISCUSSION AND ANALYSIS

Stock Ownership Guidelines

We maintain stock ownership guidelines for our executive officers, other officers and our directors to further align the interests of management and our directors with those of our stockholders. The ownership guidelines require stock ownership having a “target dollar value,” which consists of the value of common stock owned by the executive or directors, and specified members of his or her immediate family, as described below, as a multiple of that executive’s base salary or the director’s annual cash retainer fee, as shown in the table below:

Position	Target Dollar Value (as a multiple of base salary)(1)
Chief Executive Officer	6x salary
Executive Vice Presidents	3x salary
Other Executive Officers	2x salary
Other Officers	1x salary
Directors	5x annual cash retainer fee

(1)	Target Dollar Value generally is based on the number of (i) shares of common stock and (ii) vested RSUs with respect to which delivery of an equivalent number of underlying shares has been deferred, in each case owned by (a) the executive officer or director, (b) a parent, child or grandchild of the executive officer or director or (c) a trust or other entity established for the benefit of the executive officer or director, or any of such family members if the executive maintains the power to dispose of such shares. The value is computed on the last day of each quarter, based on the closing price of a share of our common stock, as reported by the NYSE.

Until the target dollar value is achieved, an executive officer must retain 50%, and a director must retain 100%, of all net shares received under any of our incentive plans or programs. “Net shares” means all shares remaining after the sale by the executive officer or director to pay any taxes due with respect to the shares received and, in the case of options, the exercise price.

Once the executive or director holds the target dollar value as of a testing date, he or she is deemed to be in compliance with the guidelines so long as he or she continues to hold at least the number of shares he or she held as of that testing date. If an executive officer is promoted, he or she must again achieve compliance with the guidelines, with testing recommencing on the last day of the calendar quarter in which the promotion occurred.

All of our named executive officers and directors, other than Ms. Lehman and Mr. Winterlich, who first became executive officers in 2017, were in compliance with the policy as of December 31, 2017.

Our Insider Trading Policy expressly states that directors, officers and employees are prohibited from engaging in “short sales” or any hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. In addition, the policy prohibits pledges of Hexcel securities.

Clawback Policy

The Hexcel Corporation Clawback Policy is designed to enable the board of directors to recover incentive compensation that is deemed received by an employee under specified circumstances that are inconsistent with the maintenance of a culture that emphasizes integrity and accountability and that reinforces our pay for performance philosophy. The policy is designed to prevent unjust enrichment based on erroneous determinations of performance or undesirable activities that may cause meaningful harm to Hexcel or its stockholders. The policy applies to incentive-based compensation under awards granted during and after 2017.

Under the Clawback Policy, we may recover incentive-based compensation paid to an executive officer with respect to the three years preceding a year in which we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws. The compensation recoverable is the amount in excess of the amount that would have been payable to the executive officer under the restated financial statements. The clawback may be applied regardless of whether the executive officer was responsible for the error that led to the accounting restatement.

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COMPENSATION DISCUSSION AND ANALYSIS

In addition, the policy provides for recovery, at the Board’s discretion, from our current or former employees, including our executive officers, of incentive-based compensation under other specified circumstances, including:

◾

a material error in the calculation of a performance measure on which incentive-based compensation was received by a current or former employee during the three fiscal years completed before the date on which the material error is discovered

◾	a current employee or former employee engaged in fraudulent or intentional misconduct that causes or might reasonably be expected to cause material reputational, financial or other harm to Hexcel

◾

a current or former employee has improperly or grossly negligently failed, including in a supervisory capacity, to identify, escalate, monitor or manage risks that caused or might reasonably be expected to cause material reputational, financial or other harm to Hexcel

These remedies are in addition to any other remedies available to us or imposed by law enforcement agencies, regulators or other authorities, other than amounts with respect to the same compensation that the Chief Executive Officer or Chief Financial Officer has paid to us under Section 304 of the Sarbanes Oxley Act.

In addition to the remedies above, our equity grants to named executive officers also include a clawback provision in the event the named executive officer violates certain obligations to us, including confidentiality, non-competition and non-solicitation obligations.

Tax Considerations

Prior to the enactment of the Tax Cuts and Jobs Act on December 22, 2017, Section 162(m) of the Internal Revenue Code (“Section 162(m)”) placed a $1 million limitation on deductibility of compensation paid by a publicly held company to each of its chief executive officer and its three other most highly paid executive officers, other than its chief financial officer (defined as “covered employees” in Section 162(m)). However, an exception to the $1 million limitation applied to “performance based compensation” if specified conditions were satisfied. In previous years (including 2017) and to the extent we deemed consistent with the objectives of our compensation program, we structured executive compensation in a manner intended to qualify for the exception and preserve deductibility for federal income tax purposes. Specifically, the MICP generally was designed to, among other things, facilitate the deductibility under Section 162(m) of our annual cash incentive awards. In addition, among the factors we considered in including NQOs and PSAs in our equity program was our ability to preserve, to the extent otherwise available, the deductibility of income realized upon the exercise of NQOs and vesting of PSAs. Nevertheless, we retained the discretion to authorize, and have authorized, compensation that was not subject to the exception for “performance based compensation,” such as the RSUs that we have granted to our executives under our equity awards program. We authorized compensation that was not subject to the exception because we believe such compensation facilitates the achievement of our compensation objectives

The Tax Cuts and Jobs Act amended Section 162(m) to eliminate the ability of public companies to structure compensation for covered employees that would not be subject to the $1 million limitation on deductibility. Therefore, all compensation paid to a “covered employee” will be subject to the $1 million limitation. In addition, the amendments to Section 162(m) increase the number of covered employees subject to the $1 million limitation. Under the amendments, a public company’s chief financial officer will be a “covered employee.” Moreover, once an executive is a “covered employee” in any taxable year beginning after December 31, 2016, he or she will retain “covered employee” status permanently. While the Section 162(m) amendments do not apply to compensation under a written binding contract that is in effect as of November 2, 2017 and is not materially modified thereafter, the scope of this accommodation is unclear, and we are unable to determine with specificity the extent to which, if any, compensation payable under pre-existing arrangements with covered employees will be deductible in future years.

While we will continue to consider the tax effect (including with respect to the expected lack of deductibility under amended Section 162(m)) of compensation decisions, the principal consideration behind our selection of components of executive compensation continues to be whether the component can facilitate achievement of our executive compensation program objectives. In this regard, for 2018, we have not made any changes to the basic structure of our executive compensation program.

Hexcel Corporation | 2018 Proxy Statement	39

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on its review and discussions with management, the committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. This report is provided by the following independent directors, who comprise the committee:

Thomas A. Gendron, Chair

Jeffrey A. Graves

Guy C. Hachey

David L. Pugh

The Members of the Compensation Committee

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EXECUTIVE COMPENSATION

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)(2)	Option Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)(4)		Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Nick L. Stanage	2017	957,900	1,855,926	1,113,546	1,100,723		1,837,701	150,970	7,016,766
Chairman, CEO and President	2016	930,000	1,685,870	1,011,715	1,362,450		1,611,762	797,805	6,681,602
	2015	885,000	1,438,107	862,815	1,111,774		1,298,609	122,314	5,718,619
Wayne C. Pensky	2017	533,851	617,211	370,357	460,086		688,216	124,288	2,794,009
EVP and CFO	2016	508,430	587,819	352,786	558,637		341,011	97,115	2,445,798
	2015	484,219	559,831	335,897	456,861		298,985	112,543	2,248,336
Patrick J. Winterlich	2017	341,281	112,161	67,318	252,412	(7)	—	371,436	1,144,608
EVP and CFO
Gail E. Lehman	2017	412,500	347,996	208,813	284,402		—	89,399	1,343,110
EVP; General Counsel; and Secretary
Robert G. Hennemuth	2017	414,402	375,518	225,314	285,713		278,721	81,561	1,661,229
EVP; Human Resources and Communications	2016	402,332	352,037	211,250	353,650		217,349	77,511	1,614,129
	2015	387,977	339,415	203,664	292,845		206,746	76,010	1,506,657
Thierry Merlot(8)	2017	361,920	192,203	115,350	228,735		—	80,628	978,836
President; Aerospace, EMEA/AP	2016	320,633	140,354	84,247	250,506		—	78,449	874,189

(1)	Reflects the aggregate grant date fair value of RSUs and PSAs granted to the named executive officer during the year indicated, computed in accordance with FASB ASC Topic 718. These amounts do not correspond to the actual value that will be realized by the named executive officer. The amount included for each PSA reflects the estimate of aggregate compensation cost to be recognized over the life of the PSA determined as of the grant date under FASB ASC Topic 718, but without giving effect to estimated forfeitures and assuming that the PSA will pay out at target. The value for each PSA at the grant date assuming that the target level of performance will be achieved and alternatively, that the highest level of performance will be achieved, is as follows:

	2017 Amount Included in Stock Awards		2016 Amount Included in Stock Awards		2015 Amount Included in Stock Awards
	Target	Maximum	Target	Maximum	Target	Maximum
Nick L. Stanage	1,855,926	3,711,851	1,685,870	3,371,740	1,438,107	2,876,215
Wayne C. Pensky	617,211	1,234,422	352,700	705,400	355,898	671,797
Patrick J. Winterlich	112,161	224,321	—	—	—	—
Gail E. Lehman	347,996	695,991	—	—	—	—
Robert G. Hennemuth	375,518	751,036	211,224	422,449	203,667	407,333
Thierry Merlot	192,203	384,406	84,212	168,425	—	—

(2)	For additional information regarding the assumptions made in calculating these amounts, see Note 10, “Stock-Based Compensation,” to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.

(3)	Reflects the aggregate grant date fair value of all NQOs granted to the named executive officer during such year, computed in accordance with FASB ASC Topic 718. These amounts do not necessarily correspond to the actual value that will be realized by the named executive officer.

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EXECUTIVE COMPENSATION

(4)	Reflects amounts earned under the MICP with respect to the indicated year, which amounts were paid in the next following year.

(5)	For each year, represents the difference between the actuarial present value of the executive’s accumulated benefit under his applicable retirement plan, as of December 31 of the indicated year and December 31 of the prior year. See “Pension Benefits in Fiscal Year 2017” on page 46 for information regarding the pension arrangements applicable to Messrs. Stanage, Pensky and Hennemuth. The 2017 actuarial present value of executive pension benefits for Messrs. Stanage, Pensky and Hennemuth were affected by decreasing discount rates and a lower lump sum conversion rate.

These changes in present value do not directly relate to the final potential payout, and can vary significantly year-over-year based on: (i) changes in salary; (ii) other one-time adjustments to salary; (iii) actual age versus predicted age at retirement; (iv) the discount rate used to determine present value of the benefit; and (v) other relevant factors. A decrease in the discount rate results in an increase in the present value of the accumulated benefit and an increase in the discount rate has the opposite effect. Generally, the amounts in this column were calculated assuming retirement at age 65 (except with respect to Mr. Pensky, who retired as of December 31, 2017, and for whom we used his actual age), which is the normal retirement age under the relevant pension plans and arrangements. The interest rate and mortality assumptions used are consistent with those used in the preparation of our financial statements. See Note 7, “Retirement and Other Postretirement Benefit Plans,” to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017, and the pension benefits table under “Pension Benefits in Fiscal Year 2017,” on page 48 for a description of the interest rate and mortality assumptions.

(6)	The amounts for our named executive officers in the “All Other Compensation Column” for 2017 include the following:

Name	Hexcel Contributions to 401(K) Retirement Savings Plan	Hexcel Contributions to Non-Qualified Deferred Compensation Plan	Premiums for Life Insurance	Premiums for Long-Term Disability Insurance	Premiums for Accidental Death Insurance	Perquisites Allowance(a)	Other(b)
Nick L. Stanage	$22,245	$121,144	$2,970	$4,251	$360	—	—
Wayne C. Pensky	$27,645	$66,810	$1,980	$5,013	$240	$22,600	—
Patrick J. Winterlich	$16,285	—	$1,708	$2,171	$194	—	$351,078
Gail E. Lehman	$13,500	—	$1,635	—	$240	—	$74,024
Robert G. Hennemuth	$22,245	$34,483	$1,980	$5,013	$240	$17,600	—
Thierry Merlot(c)	—	—	$3,877	—	—	$8,461	—

(a)	Messrs. Pensky and Hennemuth had a perquisites allowance that consisted of a car allowance of $12,000 and an additional amount of $10,600 (in the case of Mr. Pensky) and $5,600 (in the case of Mr. Hennemuth). The additional amount is intended to be used for reimbursement of club membership dues, expenses incurred for financial counseling and tax planning and preparation, and premiums for supplemental life and health insurance beyond the standard life and health insurance available to the executive. The additional amount was used by each of Mr. Pensky and Mr. Hennemuth for supplemental life insurance. While the compensation committee always has the discretion to authorize additional perquisites for a named executive officer, our perquisites allowance has remained unchanged since 2000. Mr. Merlot receives an automobile allowance. Mr. Stanage does not receive any perquisites.

(b)	For Mr. Winterlich, consists of payments related his expatriate benefit plan (including medical, dental and vision coverages, certain supplemental family medical benefits, tuition benefits, automobile and housing allowances, and tax gross-up benefits). For Ms. Lehman, consists of payments made to her in relation to her relocation.

(c)	In addition to the amounts in the table, Hexcel contributed €60,466 ($68,290) to a statutory pension benefit scheme for Mr. Merlot, as required under French regulations.

(7)	Effective upon his assumption of duties as our Executive Vice President and Chief Financial Officer on September 1, 2017, we increased Mr. Winterlich’s base salary from an annual rate of $299,000 to an annual rate of $425,000, and increased his annual target award opportunity under the MICP from 45% to 65% of his annual base salary (prorated for the portion of 2017 during which he served as our Executive Vice President and Chief Financial Officer).

(8)	For Mr. Merlot, the amounts in the “Salary,” “Non-Equity Incentive Plan Compensation” and “All Other Compensation” columns, are paid or determined in the local currency, Euros, and converted to US dollars. The rate used for 2017 was €1 = $1.16. This rate is based on the average actual forward rates for the preceding twelve months. Mr. Merlot’s salary in Euros was €312,000 in 2017, and his automobile allowance was €7,294. Mr. Merlot became a named executive officer in 2016; therefore no disclosure is made for 2015, during which he was not a named executive officer.

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Grants of Plan-Based Awards in 2017

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date(3)	Approval Date(3)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)(4)	Options (#)(5)	Awards ($/Sh)	Awards ($)(6)
Nick L. Stanage	—	—
	01/30/2017	01/24/2017	478,950	957,900	1,915,800	—	—	—	—	—	—	—
	01/30/2017	01/24/2017	—	—	—	18,375	36,751	73,502	—	—	—	1,855,926
	01/30/2017	01/24/2017	—	—	—	—	—	—	—	61,204	50.50	1,113,546
Wayne C. Pensky	—	—	200,194	400,388	800,777	—	—	—	—	—	—	—
	01/30/2017	01/24/2017	—	—	—	3,666	7,333	14,666	—	—	—	370,317
	01/30/2017	01/24/2017	—	—	—	—	—	—	4,889	—	—	246,895
	01/30/2017	01/24/2017	—	—	—	—	—	—	—	20,356	50.50	370,357
Patrick J. Winterlich	—	—	110,916	221,833	443,665	—	—	—	—	—	—	—
	01/30/2017	01/24/2017	—	—	—	666	1,333	2,666	—	—	—	67,317
	01/30/2017	01/24/2017	—	—	—	—	—	—	888	—	—	44,844
	01/30/2017	01/24/2017	—	—	—	—	—	—	—	3,700	50.50	67,318
Gail E. Lehman	—	—	123,750	247,500	495,000	—	—	—	—	—	—	—
	01/30/2017	01/24/2017	—	—	—	2,067	4,135	8,270	—	—	—	208,818
	01/30/2017	01/24/2017	—	—	—	—	—	—	2,756	—	—	139,178
	01/30/2017	01/24/2017	—	—	—	—	—	—	—	11,477	50.50	208,813
Robert G. Hennemuth	—	—	124,321	248,641	497,282	—	—	—	—	—	—	—
	01/30/2017	01/24/2017	—	—	—	2,231	4,462	8,924	—	—	—	225,331
	01/30/2017	01/24/2017	—	—	—	—	—	—	2,974	—	—	150,187
	01/30/2017	01/24/2017	—	—	—	—	—	—	—	12,384	50.50	225,314
Thierry Merlot	—	—	96,903	193,805	387,610	—	—	—	—	—	—	—
	01/30/2017	01/24/2017	—	—	—	1,142	2,284	4,568	—	—	—	115,342
	01/30/2017	01/24/2017	—	—	—	—	—	—	1,522	—	—	76,861
	01/30/2017	01/24/2017	—	—	—	—	—	—	—	6,340	50.50	115,350

(1)	The amounts shown reflect the threshold, target and maximum payments the named executive officer was eligible to receive based on achievement with respect to performance goals under the MICP. The actual awards we paid for 2017 are shown in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table above. If the threshold performance for any financial measure under the MICP is not attained, no portion of the MICP award attributable to that measure is paid. More detail concerning the 2017 MICP financial performance measures is provided on page 26.

(2)	Reflects the number of shares of our common stock underlying PSAs granted under the 2013 Incentive Stock Plan (the “ISP”); the PSAs will convert into shares of common stock after a three-year performance period based on the level of achievement with respect to performance measures. No PSAs will convert with respect to a financial measure if a threshold level of performance is not achieved. The terms of the PSAs are described in more detail on pages 31-33.

(3)	For our regular annual equity awards, the compensation committee approved a dollar value (as a percentage of salary) and the algorithm under which the awards would be converted into shares at its meeting on January 24, 2017. In accordance with our equity grant policy, the grant date for the 2017 annual equity awards was January 30, 2017, the third trading day following the release of 2016 fourth-quarter and year-end earnings.

(4)	Reflects RSUs granted under the 2013 ISP, which will vest and convert into shares at the rate of one-third on each of the first three anniversaries of the grant date. The terms of the RSUs are described in more detail on page 30.

(5)	Reflects NQOs granted under the 2013 ISP, which will vest and become exercisable at the rate of one-third on each of the first three anniversaries of the grant date. The terms of the NQOs are described in more detail on page 30.

(6)	Reflects the grant date fair value of PSAs, RSUs and NQOs granted to the named executive officers in 2017, computed in accordance with the provisions of FASB ASC Topic 718. Generally, the grant date fair value is the amount that we will expense in our financial statements over the award’s vesting schedule, but without giving effect to estimated forfeitures. For RSUs, fair value is calculated using the closing price of our common stock on the grant date. For PSAs, fair value is calculated using the target number of shares of common stock subject to the PSA award and the closing price of our common stock on the grant date. For NQOs, fair value is calculated using the applicable Black-Scholes derived value on the grant date. For additional information on the valuation assumptions, see Note 10, “Stock-Based Compensation,” to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017. These amounts do not necessarily correspond to the actual value that will be realized by the named executive officers.

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EXECUTIVE COMPENSATION

Consulting Agreement with Wayne C. Pensky

Wayne C. Pensky ceased to serve as our Executive Vice President and Chief Financial Officer on September 1, 2017 and retired from his employment with Hexcel on December 31, 2017. See “Compensation Discussion and Analysis – 2017 Compensation – Retirement of Wayne C. Pensky” on page 35 for information regarding the consulting agreement.

Description of Plan-Based Awards

All NQOs, RSUs and PSAs granted to the named executive officers in fiscal year 2017 were granted under the 2013 ISP and are governed by the terms and conditions of the 2013 ISP and the applicable award agreements. See pages 29-33 of this proxy statement for a discussion of NQOs, RSUs and PSAs.

Outstanding Equity Awards at 2017 Fiscal Year-End

The following table provides information on the holdings of outstanding stock options and unvested stock awards held by the named executive officers as of December 31, 2017:

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Nick L. Stanage							38,324	2,370,339	78,165	4,834,505
	01/30/2017		61,204		50.50	01/30/2027
	01/26/2016	21,605	43,207		41.71	01/26/2026
	01/27/2015	37,719	18,859		43.96	01/27/2025
	01/28/2014	34,912			43.01	01/28/2024
	01/28/2013	41,321			28.27	01/28/2023
	01/30/2012	46,562			25.03	01/30/2022
	01/31/2011	57,068			19.02	01/31/2021
	02/01/2010	52,174			10.90	02/01/2020
Wayne C. Pensky							24,945	1,542,848	15,994	989,229
	01/30/2017		20,356		50.50	01/30/2027
	01/26/2016	7,534	15,066		41.71	01/26/2026
	01/27/2015	14,685	7,341		43.96	01/27/2025
	01/28/2014	16,684			43.01	01/28/2024
	01/28/2013	24,710			28.27	01/28/2023
	01/30/2012	32,686			25.03	01/30/2022
	01/31/2011	42,163			19.02	01/31/2021
	02/01/2010	45,000			10.90	02/01/2020
	01/26/2009	60,000			7.83	01/26/2019
Patrick J. Winterlich							9,883	611,264	2,642	163,408
	01/30/2017		3,700		50.50	01/30/2027
	01/26/2016	1,138	2,275		41.71	01/26/2026
	01/27/2015	2,233	1,115		43.96	01/27/2025
	01/28/2024	2,345			43.01	01/28/2024
Gail E. Lehman							2,774	171,572	4,162	257,420
	01/30/2017		11,477		50.50	01/30/2027

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	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Robert G. Hennemuth							11,766	727,727	9,649	596,791
	01/30/2017		12,384		50.50	01/30/2027
	01/26/2016	4,512	9,021		41.71	01/26/2026
	01/27/2015	8,904	4,451		43.96	01/27/2025
	01/28/2014	10,263			43.01	01/28/2024
	01/28/2013	15,913			28.27	01/28/2023
	01/30/2012	21,631			25.03	01/30/2022
Thierry Merlot							5,182	320,507	4,355	269,357
	01/30/2017		6,340		50.50	01/30/2027
	01/26/2016	1,800	3,597		41.71	01/26/2026
	01/27/2015	3,741	1,870		43.96	01/27/2025
	01/28/2014	4,192			43.01	01/28/2024
	01/28/2013	6,336			28.27	01/28/2023
	01/30/2012	10,067			25.03	01/30/2022
	01/31/2011	12,300			19.02	01/31/2021
	02/01/2010	16,100			10.90	02/01/2020
	01/26/2009	5,495			7.83	01/26/2019

(1)	All options listed in this table vest in equal increments on each of the first three anniversaries of the grant date. The grant date for each option is the date ten years prior to the option expiration date, as all options have a ten year term.

(2)	This column reflects the following:

	RSUs under the ISP(a)	Earned PSAs(b)
Nick L. Stanage	—	38,324
Wayne C. Pensky	15,994	8,951
Patrick J. Winterlich	8,524	1,359
Gail E. Lehman	2,774	—
Robert G. Hennemuth	6,340	5,426
Thierry Merlot	2,903	2,279

(a)	RSUs granted under the 2013 ISP generally vest and convert into shares at the rate of one-third per year on each of the first three anniversaries of the grant date. Includes dividend equivalents provided with respect to outstanding RSUs.

(b)	PSAs granted in 2015 for which the performance period has ended and the level of performance has been determined. Following the compensation committee’s certification of performance, the underlying shares were distributed to holders of the PSAs in January 2018.

(3)	Values were computed using a price of $61.85 per share, the closing price of Hexcel common stock on December 29, 2017, as reported by the NYSE.

(4)	This column reflects the shares that each named executive officer would receive based on the target award for the PSAs granted on January 26, 2016 and January 30, 2017. The January 26, 2016 grants, including the number of shares that will be awarded to each named executive officer if the threshold, target or maximum levels of the performance measure were obtained, are included in the “Grants of Plan-Based Awards in 2016” table contained in our Proxy Statement for the 2017 Annual Meeting of Stockholders under the column “Estimated Future Payouts Under Equity Incentive Plan Awards.” The January 30, 2017 grants, including the number of shares that will be awarded to each named executive officer if the threshold, target or maximum levels of the performance measure were obtained, are included in the “Grants of Plan-Based Awards in 2017” table above under the column “Estimated Future Payouts Under Equity Incentive Plan Awards.” Each named executive officer will receive a number of shares of common stock based on the extent to which the performance criteria for the respective PSAs are attained. Any such shares into which the PSAs will convert will be received by the named executive officer in early 2019 for the 2016 PSAs and early 2020 for the 2017 PSAs. The number of shares listed includes dividend equivalents provided on outstanding PSA awards, which vest in the same proportion as the PSAs to which the dividend equivalent relates vest following the end of the applicable performance period.

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Option Exercises and Stock Vested in 2017

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Nick L. Stanage	25,000	1,277,535	31,084	1,584,973
Wayne C. Pensky	25,103	1,349,749	14,140	719,001
Patrick J. Winterlich	14,321	399,569	5,392	274,174
Gail E. Lehman	—	—	—	—
Robert G. Hennemuth	—	—	8,651	439,899
Thierry Merlot	12,000	635,160	3,556	180,636

(1)	Reflects RSUs and PSAs that vested during 2017, including one-third of the RSUs granted in each of 2014, 2015 and 2016 and the PSAs granted in 2014. RSUs vest in equal increments on the first three anniversaries of the grant date. The PSAs vested in 2017 based on the level of achievement with respect to specified performance measures for the 2014-2016 performance period. The number of shares acquired on vesting include dividend equivalents that vested in the same proportion as the PSAs.

Pension Benefits in Fiscal Year 2017

Our named executive officers participate in the following pension plans and arrangements:

Supplemental Executive Retirement Agreement with Mr. Stanage

We have entered into a supplemental executive retirement agreement (a “SERP”) with Mr. Stanage. The SERP provides for a retirement benefit intended to supplement Mr. Stanage’s retirement income from our 401(k) Plan and Non-Qualified Deferred Compensation Plan (described on pages 35-36). The material features of the SERP are as follows:

◾

Upon Mr. Stanage’s retirement on or after his 65th birthday, he will receive a lump sum equal to the actuarial present value of the “Normal Retirement Benefit.” The SERP generally defines the “Normal Retirement Benefit” as a monthly benefit starting on the first of the month after the his employment terminates and ending with the payment for the month in which his death occurs or, if later, after the payment of 120 such payments, which will be an amount equal to (a) the product of his “Final Average Pay” and “Benefit Percentage” less (b) any vested contributions made by us for his account under our 401(k) Plan, subject to computation as set forth in the SERP.

◾	Final Average Pay generally equals Mr. Stanage’s average monthly compensation for the highest paid 36 months out of his final 60 months of employment, and includes salary and cash incentive award, but not equity compensation. The cash incentive award is deemed to be earned ratably over the period in which it was earned.

◾	The Benefits Percentage is 7/30 of 1% for each month of service, but will not increase further once Mr. Stanage reaches age 65.

◾

In lieu of the lump sum payment, Mr. Stanage may make an irrevocable election to receive the Normal Retirement Benefit. If he makes such an election, the election will not take effect until 12 months after the date on which it is made, the monthly benefit will start on the first of the month after the fifth anniversary of the date on which his employment terminates, and the amount of the monthly benefit will be actuarially adjusted to take into account that the first payment will not take place until the fifth anniversary of the date on which his employment terminates. Payments, if any, made after Mr. Stanage’s death will be made to a surviving beneficiary or to Mr. Stanage’s estate.

◾

If Mr. Stanage’s employment terminates prior to age 65 (early retirement), he will receive a lump sum, equal to the actuarial present value of the “Early Retirement Benefit.” The SERP generally defines the “Early Retirement Benefit” as a monthly benefit starting on the first of the month after the later of (i) the month in which his employment terminates or (ii) the month in which he

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attains the age of 55, ending with the payment for the month in which his death occurs or, if later, after the payment of 120 such payments, which will be an amount equal to the product of his Final Average Pay and Benefit Percentage less any vested contributions made by us for his account under our 401(k) Plan (subject to computation as set forth in the SERP), and reduced by 1/4% per payment for each full calendar month by which the commencement of the Early Retirement Benefit precedes the Mr. Stanage’s attainment of age 65.

◾

In lieu of the lump sum payment, Mr. Stanage may make an irrevocable election to receive the Early Retirement Benefit, which will be payable in a manner similar to that with respect to an election to receive the Normal Retirement Benefit discussed above.

◾

Should Mr. Stanage die before receiving any benefits under the SERP, his designated beneficiary will receive a lump sum that is actuarially equivalent to the 50% survivor annuity the beneficiary would have received had Mr. Stanage retired immediately prior to his death and elected to receive his benefit in the form of a 50% joint and survivor annuity, or receive the annuity itself. Mr. Stanage also may elect to have the lump sum survivor benefit calculated on the basis of a 75% or 100% survivor annuity, or for it to equal the full lump sum he would have received had he retired immediately prior to his death. If Mr. Stanage elects any of these alternative forms of benefit, the additional actuarial cost (above the cost of providing the benefit based on a 50% survivor annuity) reduces the amount of his retirement benefit (and hence the survivor’s benefit as well).

◾	Upon certain other types of termination, or permitted elections, the amount and form of benefit are different.

◾	Termination for cause—no benefits are payable

◾	Termination without cause, or by Mr. Stanage for good reason

◾	12 months of service are added for purposes of computing the benefits percentage

◾

Upon termination without cause, or by Mr. Stanage for good reason, within two years after a change in control or during a period which qualifies as a potential change in control (as defined in the SERP)

◾	24 months are added for purposes of computing the benefits percentage
◾	Upon termination due to disability, the lump sum is calculated without reduction even if the assumed payment stream would start prior to age 65.

These enhanced benefits payable upon termination are quantified in the table on page 54.

Retirement Agreements with Messrs. Pensky and Hennemuth

We have entered into Executive Deferred Compensation and Consulting Agreements (each an “EDCA”) with Mr. Pensky and Mr. Hennemuth. The material terms of the EDCAs are as follows:

◾

The executive is entitled to receive a monthly benefit upon retirement equal to 1/12th of his accrued benefit. The accrued monthly benefit is equal to 1.5% of the executive’s aggregate salary and cash incentive awards earned while employed by us multiplied by a fraction of X/67, with X equal to the number of months the executive has been employed by us since entering into his EDCA, subject to a maximum of 67 months.

◾

The normal monthly retirement benefit is payable starting the month after employment terminates on or after age 65 and ending on death, but is guaranteed to be at least 120 monthly payments; any payments after death are made to a surviving beneficiary or the executive’s estate.

◾	If the executive’s employment terminates prior to age 65, then

◾	the payments will be actuarially reduced to reflect commencement prior to age 65

◾

the executive’s monthly retirement benefit will be payable beginning on the calendar month after he terminates employment and will end on his death, but is guaranteed to be at least 120 monthly payments; any payments after death are made to a surviving beneficiary or the executive’s estate.

◾

If the executive dies prior to commencement of payments to him, a benefit is payable to his beneficiary for the duration of the beneficiary’s life, and is based on the actuarial equivalent of the early retirement benefit described above, as if the executive had retired immediately prior to his death.

◾	Upon a change in control, the executive’s benefits become payable.

◾	Upon termination for cause, no benefits are payable.

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EXECUTIVE COMPENSATION

◾	Each executive has agreed to consult with us at our request for up to ten days a year for a period of ten years following his termination of employment with us.

◾

Each executive has agreed not to solicit our employees and not to engage in any activity competitive with our business for ten years after termination of his employment with us, unless he can show that such actions were taken without the use of confidential information regarding Hexcel.

◾	The executive is entitled to an additional amount based on the value of our providing medical, dental and life insurance from termination of employment to age 75:

◾	the value of the medical and dental insurance is based on the group insurance provided by us to our U.S. employees at the time of termination of the executive’s employment

◾	the amount gets added to the value of the lump sum or increases the annuity, depending on the form of payment chosen by the executive.

Messrs. Pensky and Hennemuth have elected to receive their EDCA benefit in the form of an actuarially equivalent lump sum.

Pension Benefits Table

The table below shows the present value of accumulated benefits payable to each U.S.-based named executive officer as of December 31, 2017, as well as the number of years of service credited to that U.S.-based named executive officer, under each pension and retirement plan listed below. The present value of accumulated benefits were determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. Mr. Merlot is eligible to receive a pension that is funded by our contributions and by Mr. Merlot, the value of which will be determined in accordance with French regulations at the time of retirement.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Nick L. Stanage	Supplemental Executive Retirement Agreement	8.17	7,615,406	0
Wayne C. Pensky	Executive Deferred Compensation Agreement	24.42	3,671,940	0
Robert G. Hennemuth	Executive Deferred Compensation Agreement	11.75	2,113,529	0

(1)	Generally, the amounts in this column were calculated assuming retirement at age 65, the normal retirement age under the relevant pension plans and arrangements, and using the interest rate and mortality assumptions consistent with those used in the preparation of our financial statements. See Note 7, “Retirement and Other Postretirement Benefit Plans” to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017, for a description of these interest rate and mortality assumptions.

These amounts represent the amounts required to be disclosed by SEC rules, and assume that each currently active executive will retire at the normal retirement age under the plan, which is age 65, and reflect the following discount rates used to determine the present value of the lump sum payable at age 65: Mr. Stanage, 2.80%, Messrs. Pensky and Hennemuth, 3.20%. These rates are consistent with those used for purposes of pension calculations in our financial statements. See footnote 5 to the Summary Compensation Table on page 42 for a description of factors affecting the difference between the actuarial present value of the executive’s accumulated benefit under his SERP or EDCA, as applicable, as of December 31 of the current year and December 31 of the prior year is calculated.

Mr. Pensky retired at the end of 2017, when he was 62 years old. On July 1, 2018, he will receive a lump sum payment under his EDCA.

Non-Qualified Deferred Compensation in Fiscal Year 2017

Under the NDCP, eligible U.S. employees, including our U.S. named executive officers, may defer amounts of their cash compensation in excess of IRS limits applicable to our 401(k) Plan, referred to below as “excess compensation.” We match 50% of a participant’s contributions to the NDCP, up to 6% of the participant’s excess compensation. We also provide the same fixed and profit-sharing contributions with respect to such excess contributions on the same basis as described above under “Compensation Discussion and Analysis – Ongoing and Post-Employment Arrangements – Hexcel Corporation 401(k) Retirement Plan” with respect to the 401(k) Plan. All participant and Hexcel contributions are fully vested at all times.

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See “Pension Benefits in Fiscal Year 2017—Supplemental Executive Retirement Agreement with Mr. Stanage."

Amounts credited to a participant’s account may be invested in a number of national funds based upon the funds, other than the Hexcel stock fund, available under the 401(k) Plan.

Messrs. Stanage, Pensky and Hennemuth participated in the NDCP in 2017. Neither Ms. Lehman nor Mr. Winterlich participated in the NDCP in 2017. Mr. Merlot is not eligible to participate in the NDCP because he is not a U.S. employee.

	Executive Contributions in Last Fiscal Year($)	Registrant Contributions in Last Fiscal Year($)(1)	Aggregate Earnings in Last Fiscal Year($)(2)	Aggregate Balance at Last Fiscal Year-End($)(3)
Nick L. Stanage	61,970	102,847	30,413	900,725
Wayne C. Pensky	34,564	57,645	16,851	1,175,109
Patrick J. Winterlich	—	—	—	—
Gail E. Lehman	—	—	—	—
Robert G. Hennemuth	26,809	33,329	9,233	434,414

(1)	Our contributions to the NDCP or related payments to the U.S.-based named executive officers in 2017 are included in the “All Other Compensation” column in the Summary Compensation Table on page 41. See footnote (6) to the Summary Compensation Table on page 42 for a description of the amount of such contributions for each US-based named executive officer.

(2)	The aggregate annual earnings in 2017 are not reported in the Summary Compensation Table, as SEC rules provide that only above-market or preferential earnings be reported in that table.

(3)	This column includes the U.S.-based named executive officer’s contributions to the NDCP in prior years, and our contributions to the NDCP in prior years, which were also included in the Summary Compensation Table for the year in which the amount was contributed, as well as earnings on those contributions.

Potential Payments upon Termination or Change in Control

In this section, we describe payments and benefits that would be provided to our named executive officers upon several events of termination, including termination in connection with a change in control, assuming the termination event occurred on December 31, 2017. The information in this section does not include information related to:

◾	distributions under the NDCP. See “Non-Qualified Deferred Compensation in Fiscal Year 2017.”

◾	RSUs, PSAs and shares underlying stock options that vested prior to the termination event.

◾	short-term incentive payments that would not be increased due to the termination event.

◾	distributions to Mr. Stanage under the SERP other than incremental payments payable to Mr. Stanage that are addressed below.

◾	distributions to Messrs. Pensky and Hennemuth under their EDCAs. See “Pension Benefits in 2017—Retirement Agreements with Messrs. Pensky and Hennemuth.”

◾	other payments and benefits provided on a non-discriminatory basis to salaried employees generally upon termination of employment, including under our 401(k) Plan.

We have Severance Agreements with all of our U.S. named executive officers other than Mr. Stanage, whose severance terms are governed by our Executive Severance Policy, coupled with certain terms set forth in his offer of employment letter. We refer to all of the foregoing documents collectively as the “Severance Arrangements.”

The Severance Arrangements provide payments and other benefits to a named executive officer if we terminate his or her employment for any reason other than disability or “cause” (as defined in the Severance Arrangement related to the named executive officer) or if he or she terminates employment for “good reason” (also as defined in such Severance Arrangement), except in circumstances related to a change in control. With respect to the named executive officers, such payments and other benefits generally include a lump sum payment equal to the sum of, or a multiple of the sum of annual base salary and average bonus under the MICP, as well as continued participation in all medical, dental, life insurance and other welfare and perquisite plans and programs in which the executive was participating on the date of termination (“Continued Participation Benefits”) for a specified period of time. These payments are further described below.

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EXECUTIVE COMPENSATION

Executive Severance Policy

The compensation committee maintains an Executive Severance Policy that applies to any executive employee of the company who has received an offer letter of employment from the company that expressly extends the provisions of the policy to such executive. Currently, Mr. Stanage is the only named executive officer subject to the policy.

The policy provides that, among other things:

◾	upon termination of the covered executive’s employment for any reason the executive shall receive certain accrued and vested payments

◾

upon termination due to the executive’s death, the executive’s legal representative shall receive a pro rata portion of the executive’s annual bonus, based on the portion of the year prior to the executive’s death (the “pro-rata bonus”)

◾	upon termination due to the executive’s disability, the executive shall receive the pro-rata bonus and specified disability benefits

◾	upon termination by the company other than for disability or cause or a resignation by the executive for good reason, the executive shall receive

◾	the pro-rata bonus

◾

a cash lump sum equal to the sum of the executive’s annual base salary and the average of the last three annual bonus amounts awarded to the executive for the last three plan years completed prior to the termination date, multiplied by a multiple specified in the executive’s offer letter

◾	Continued Participation Benefits for the period following the termination date that is specified in the executive’s offer letter

The compensation committee may amend or terminate the policy in its discretion, but no amendment or termination can adversely affect a covered executive’s vested rights and no amendment or termination can become effective as to an executive earlier than the later of one year after written notice is delivered to such executive or two years after the occurrence of a change in control.

The Executive Severance Policy does not provide for a tax gross-up with respect to excise taxes incurred under Section 280G and Section 4999 of the Internal Revenue Code in connection with a change in control.

The multiples applicable for determining Mr. Stanage’s severance payments and period of years in which he will be provided Continued Participation Benefits under the policy are:

◾	1.5x in the case of all qualifying terminations other than a change in control or

◾	2.5x in the case of a qualifying termination during a limited period prior to, or within two years following, a change in control

Mr. Stanage has agreed that, in consideration for these payments, he will not compete with us in any capacity for a period of eighteen months following the termination of his employment. This includes, for example, any situation in which Mr. Stanage is an employee of or consultant to, or owner of a business. If Mr. Stanage’s termination is in connection with a change in control for which Mr. Stanage receives enhanced severance, the period is extended to thirty months. However, his restriction would not apply if Mr. Stanage’s duties and responsibilities with a company that competes with us do not relate to the business segment of that company that competes with us. Mr. Stanage also agreed to customary terms regarding our ownership of, and the protection and confidentiality of, our trade secrets, proprietary information and processes, technologies, designs and inventions.

Severance Agreements

We have entered into executive severance agreements with each of Messrs. Winterlich and Hennemuth and Ms. Lehman that provide for us to make certain payments to the named executive officer upon termination of employment under specified circumstances. In particular:

◾	if we terminate the executive for any reason other than for disability or cause, or if the executive terminates his or her employment for good reason, the executive will receive:

◾	a lump sum payment equal to the sum of the executive’s then current base salary and average MICP award over the prior three years

◾	Continued Participation Benefits for one year

◾

in addition, the executive may receive an MICP award prorated for the portion of the year during which the executive was employed prior to termination, if such award is payable under the terms of the MICP

◾	in the event that we terminate the executive for any reason other than for disability or cause, or if the

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EXECUTIVE COMPENSATION

executive terminates his or her employment for good reason, in each case during a period of a “potential change in control” (as defined in the executive severance agreement) or within two years after a change in control, the executive will receive the same payments and benefits as described above except that:

◾

for Mr. Hennemuth, the lump sum payment will be equal to three times the sum described above and for Mr. Winterlich and Ms. Lehman, the lump sum payment will be equal to two times the sum described above

◾

for Mr. Hennemuth, the period of Continued Participation Benefits will be three years instead of one, and for Mr. Winterlich and Ms. Lehman, the period of Continued Participation Benefits will be for two years instead of one

◾

Mr. Hennemuth also will be entitled to receive a gross-up payment for any excise tax incurred under Section 280G and Section 4999 of the Internal Revenue Code, but only if the total “parachute payments” exceed his untaxed safe harbor amount by 10% or more. We have agreed to reimburse the executive for the excise tax as well as any income tax and excise tax payable by the executive as a result of any reimbursements for the excise tax.

◾	in the event of termination due to death or disability, the executive will receive an MICP award prorated for the portion of the year he or she was employed

In consideration for these payments, the executive has agreed to a non-competition covenant for one year following termination of employment or, in the case of Mr. Hennemuth, three years following a termination in connection with a change in control, and, in the case of Mr. Winterlich and Ms. Lehman, two years following a termination in connection with a change in control. Each executive severance agreement annually renews automatically unless we notify the applicable executive of our intention not to renew, in which case the agreement will terminate one year following such notification.

Mr. Pensky also entered into a severance agreement with us, but the termination provisions are inapplicable because he retired at the end of 2017.

Mr. Merlot’s severance benefits are determined by the French CLA. Pursuant to the French CLA, Mr. Merlot is entitled to receive the following upon termination of his employment:

◾	up to 20x the average monthly compensation paid (based on the 12 months prior to termination), including bonus payments

◾	a notice period payment approximately equal to 3x the compensation he received the month prior to termination

◾	a non-compete payment equal to 12 months’ average salary for the prior 12 months, including bonus payments (unless we waive his non-compete obligations)

Retirement Agreement with Mr. Stanage

As described on pages 46-47, the SERP agreement that we entered into with Mr. Stanage provides for enhanced benefits upon our termination of him without cause, his termination for good reason or his termination without cause or for good reason during a potential change in control or within two years following a change in control.

Equity Awards

Each of our named executive officers hold outstanding NQOs, RSUs, and PSAs. Upon termination of employment of a named executive officer, the treatment of the equity award depends on the nature of the termination. Below is a description of the treatment of a named executive officer’s equity awards upon each different type of termination and upon a change in control under the terms of the 2003 ISP or the 2013 ISP, as applicable.

NQOs

◾	Voluntary departure or termination without cause—the named executive officer has 90 days to exercise the option to the extent vested; to the extent not vested, the option terminates.

◾	Disability/Death—all options immediately vest and remain exercisable for one year.

◾

Retirement—any unvested NQOs continue to vest on the schedule set forth in the option agreement, and the named executive officer has five years from the date of retirement to exercise the NQOs (but in no event can the named executive officer exercise an NQO after the expiration of the ten-year term of the option).

◾	Termination for Cause—all options are forfeited.

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EXECUTIVE COMPENSATION

◾

Change in control—all options immediately vest, and if the named executive officer is terminated without cause or terminates his or her employment for good reason within two years after the change in control, the options, to the extent they remain outstanding following the change in control, remain exercisable for two years.

RSUs

◾	Voluntary departure or termination with or without cause—all RSUs are forfeited.

◾	Disability/Death—all RSUs immediately vest and convert to stock.

◾	Retirement—all RSUs continue to vest on the schedule set forth in the RSU agreement.

◾	Change in control—all RSUs immediately vest and convert to common stock.

PSAs

◾	Termination for cause—the entire award is forfeited.

◾

Termination by the company without cause, or due to disability, death, or by the named executive officer for good reason—the named executive officer is entitled to a pro rata award based on the portion of the performance period for which he or she was employed, and also based on the extent to which the performance target is attained. If termination occurs within the first two years of the performance period, the award is limited to 100% of the shares that would be provided for target performance. If termination occurs within the third year of the performance period, the award will be prorated against the full amount of the award determined based on the actual level of attainment of the applicable performance goals.

◾

Retirement—the named executive officer is entitled to receive the full award for the performance period, in each case determined based on the actual level of attainment of the applicable performance goal.

◾

Change in Control—the PSA is paid out immediately, based on target performance, unless an acquiring company exchanges the PSA for the right to receive a comparable publicly traded security, in which case the

PSA is paid out at target at the end of the performance period.

An employee generally qualifies for retirement if, upon termination of employment for any reason other than for cause, he or she is age 65 or age 55 with five or more years of service with us.

Our agreements relating to NQOs, RSUs and PSAs generally require that the employee comply with any obligation of confidentiality to us contained in any written agreement signed by the employee, and refrain from competing with us. The non-compete provision is substantially similar to that contained in the severance arrangements of our named executive officers described above. If the employee fails to comply with this requirement, then any outstanding equity grants are forfeited and the employee must deliver to the company the number of shares the employee received during the 180-day period immediately prior to the breach of the non-compete requirement, and if the employee sold any shares during this 180-day period, then the employee must deliver to the company the proceeds of such sales. These equity grants are also subject to the terms of the applicable plans under which they were issued, including terms that cover other possible grounds for forfeiture or recoupment of payments and gains.

Change in Control; Good Reason; Cause

A “Change in Control” is generally defined in our plans and agreements to mean any of the following:

◾	the acquisition by any person of 50% or more of our common stock

◾	the acquisition by any person of 40% or more of our common stock within a 12 month period

◾

a majority of the directors as of the date of the plan or agreement are replaced with persons who are not either (i) approved by the existing directors or (ii) approved by persons who were approved replacements of the existing directors

◾

a merger of Hexcel or a sale of all or substantially all of the assets of Hexcel, unless (i) more than 50% of the stockholders of Hexcel prior to the transaction own the company resulting from the transaction in substantially the same proportion as they owned Hexcel prior to the transaction and (ii) the directors of Hexcel before the transaction comprise at least a majority of the directors of the company resulting from the transaction

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EXECUTIVE COMPENSATION

However, an event that does not constitute a change in the ownership of Hexcel, a change in the effective control of Hexcel, or a change in the ownership of a substantial portion of Hexcel’s assets, each as defined Section 409A of the Internal Revenue Code, will not constitute a “Change in Control”.

“Good reason” generally is defined in our Executive Severance Policy (applicable to Mr. Stanage) and Mr. Hennemuth’s severance agreement to mean:

◾	A 10% (in the case of Mr. Stanage) or a material (in the case of Mr. Hennemuth) reduction in the executive’s base salary

◾	A material diminution in the executive’s position, duties, responsibilities or authority

◾

Failure by us to continue any compensation plan in which the executive participates which is material to the executive’s total compensation, unless replaced with a plan of substantially equivalent value

◾

Failure by us to continue to provide the executive with the benefits enjoyed by the executive under our pension, savings, life insurance, medical, health, accident, and disability plans in which the executive was participating, except for across-the-board changes similarly affecting all executives, or failure by us to continue to provide the executive with at least twenty paid vacation days per year (or more if the executive is entitled to more under our vacation policy)

◾	Failure to provide facilities or services which are reasonably necessary for the executive’s position

◾	Failure of any successor to Hexcel to assume our obligations under the relevant plan or agreement or failure by us to remain liable to the executive after such assumption

◾	Any termination by us of the executive’s employment which is not effected pursuant to a notice that complies with the applicable severance arrangement

◾	With respect to Mr. Hennemuth only, the relocation of his principal place of employment to a location more than 50 miles from his place of employment as at the date of his agreement

◾	Willful failure to pay the executive any portion of compensation within a specified number of days after such compensation is due

Mr. Winterlich’s and Ms. Lehman’s severance agreement generally define “good reason” as a 10% reduction in “Total Direct Compensation” (base salary, annual target under the MICP, and grant date value of an annual equity award under our incentive stock plan).

“Cause” is generally defined in our plans and agreements applicable to named executive officers to mean (i) the willful and continued failure by the named executive officer to substantially perform his duties after we have notified the executive in writing of the nonperformance or (ii) the willful engagement by the named executive in misconduct that materially harms us. Before we can terminate a named executive officer for cause, our board must give the named executive officer notice describing the reasons we intend to terminate the named executive for cause and must pass a resolution approved by at least two-thirds of the board determining that the named executive officer is guilty of the improper conduct, and must provide the named executive officer with the opportunity to be heard before the board with counsel present.

Benefits Payable upon Termination of Employment on December 31, 2017

Other than the benefits described on pages 46-53, there are no agreements, arrangements or plans that entitle named executive officers to severance, perquisites, or other enhanced benefits upon termination of their employment that are not available to salaried employees generally.

The table below describes the potential benefits and enhancements under the company’s compensation and benefit plans and arrangements to which the named executive officers would be entitled upon termination of employment or a change in control on December 31, 2017, exclusive of items described in the introductory paragraph of this section.

None of the payments or benefits reflected in the chart below would be payable solely in the event of a change in control without a subsequent termination, except for payment to Mr. Hennemuth of his EDCA benefit and vesting and conversion of the equity awards for all named executive officers (and the related values) reflected below. Because Mr. Pensky retired at the end of 2017, other than his EDCA benefit, there were no additional benefits or enhancements payable to him following his retirement.

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EXECUTIVE COMPENSATION

Benefits Payable Upon Termination of Employment on December 31, 2017

	Cash Severance/ Payment at Death ($)(1)	Incremental Benefit under SERP or EDCA ($)(2)	Benefits Continuation ($)(3)	Accelerated Vesting of Equity Awards (value based on 12/31/2016 share price) ($)(4)	Total Termination Benefits ($)
Nick L. Stanage
◾ Voluntary retirement	—	—	—	—	—
◾ Involuntary or good reason termination	4,299,098	1,107,609	22,036	—	5,428,743
◾ Involuntary or good reason termination after change in control	5,373,873	2,215,217	36,727	—	7,625,817
◾ Death	1,500,000	—	—	—	1,500,000
◾ Disability	—	1,928,060	—	—	1,928,060
Patrick J. Winterlich
◾ Voluntary retirement	—	—	—	—	—
◾ Involuntary or good reason termination	515,584	—	18,530	78,692	613,346
◾ Involuntary or good reason termination after change in control	1,031,709	—	37,061	871,794	1,940,564
◾ Death	1,102,018	—	—	713,870	1,815,888
◾ Disability	—	—	—	713,870	713,870
Gail E. Lehman
◾ Voluntary retirement	—	—	—	—	—
◾ Involuntary or good reason termination	661,328	—	14,691	85,807	721,826
◾ Involuntary or good reason termination after change in control	1,242,656	—	29,382	559,256	1,831,294
◾ Death	1,242,656	—	—	387,642	1,630,298
◾ Disability	—	—	—	387,642	387,642
Robert G. Hennemuth
◾ Voluntary retirement	—	—	—	—	—
◾ Involuntary or good reason termination	725,138	—	10,300	—	735,438
◾ Involuntary or good reason termination after change in control	2,175,414	—	30,900	—	2,206,314
◾ Death	1,495,567	—	—	—	1,495,567
◾ Disability	—	—	—	—	—

	Cash Severance/ Payment at Death ($)	Non- Competition Payment ($)(5)	Benefits Continuation ($)(6)	Accelerated Vesting of Equity Awards (value based on 12/31/2016 share price) ($)(7)	Total Termination Benefits ($)
Thierry Merlot(10)
◾ Voluntary retirement	—	—	—	—	—
◾ Involuntary termination(8)	987,838	592,702	—	—	1,580,540
◾ Involuntary termination after change in control(8)	987,838	592,702	—	—	1,580,540
◾ Death(9)	—	—	—	—	—
◾ Disability(9)	—	—	—	—	—

(1)	Involuntary or good reason termination, with or without a change in control. For all named executive officers, represents the lump sum cash payment that would have been paid to the executive under the Executive Severance Policy, in the case of Mr. Stanage, an executive severance agreement, in the case of Ms. Lehman and Messrs. Winterlich and Hennemuth, or the French CLA in the case of Mr. Merlot.

Death. Represents the death benefit we agreed to provide to the executive.

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(2)	For all named executive officers, represents the difference between (i) the actual lump sum the named executive officer would have received upon the indicated type of termination on December 31, 2017, and (ii) the lump sum the named executive officer would have received had he or she voluntarily terminated his or her employment on December 31, 2017. Mr. Hennemuth would not receive an enhancement to his EDCA benefits as a result of any type of termination of employment or a change in control. Mr. Pensky retired as of December 31, 2017 and is only entitled to the benefits under his EDCA described on pages 47-48. Under the French CLA, Mr. Merlot does not receive any enhanced benefits as a result of any type of termination of employment or change in control other than an involuntary dismissal as indicated in the table entries respecting his involuntary termination.

(3)	Represents Hexcel’s share of the value of welfare/medical benefits for (i) one and a half years (in the case of Mr. Stanage) or one year (in the case of Ms. Lehman and Messrs. Winterlich and Hennemuth), upon involuntary or good reason termination without a change in control, and (ii) two and half years (in the case of Mr. Stanage), two years (in the case of Ms. Lehman and Mr. Winterlich), or three years (in the case of Mr. Hennemuth), in the event of involuntary or good reason termination following a change in control.

(4)	Reflects the value of equity awards that were unvested on December 31, 2017, and that would have vested as a result of the indicated type of termination of employment of the named executive officer. The value of an equity award is not included in this chart for Messrs. Stanage, Hennemuth or Merlot because each of them was retirement eligible under the terms of the equity awards on December 31, 2017 and could have received the equity award immediately or in accordance with the schedule set forth in the applicable award agreement after retirement.

(5)	Assumes that the company will provide a payment to Mr. Merlot in respect of his not competing with the company for a period of one year following employment termination. We may elect to release Mr. Merlot from the non-competition obligation, in which case no payment would be due to him.

(6)	Mr. Merlot does not receive any additional welfare/medical benefits in the event of any type of termination, however he is entitled to benefits under the French CLA and unemployment insurance benefits. These benefits are paid by the French government and not by the company.

(7)	Mr. Merlot is not retirement eligible under the French CLA.

(8)	Represents the payment upon dismissal due to Mr. Merlot under the French CLA.

(9)	Mr. Merlot does not receive any additional benefits upon death or disability beyond the coverage provided by the French CLA or French insurance, which benefits are not paid by the company.

(10)	For Mr. Merlot, the amounts in this chart are paid or determined in the local currency, the Euro, and converted to U.S. dollars. The rate used for 2017 was €1 = 1.1294. This rate is the average of the average ask prices for each day in the applicable year.

Hexcel Corporation | 2018 Proxy Statement	55

Proposal 2	Approval of the Company’s 2017 Executive Compensation

We are seeking a stockholder vote with respect to compensation awarded to our named executive officers for 2016 as required pursuant to Section 14A of the Exchange Act.

The company’s executive compensation program and compensation paid to the named executive officers are described on pages 21-39 of this proxy statement. The compensation committee oversees the program and compensation awarded, adopting changes to the program and awarding compensation as appropriate to reflect the company’s circumstances and to promote the main objectives of the program: to provide competitive overall pay relative to peers, taking into account company performance, to effectively tie pay to performance, and to align the named executive officers’ interest with the interest of stockholders. We currently hold our advisory stockholder vote with respect to named executive officer compensation every year.

You may vote for or against the following resolution, or you may abstain. Abstentions will have the same effect as a vote against the resolution. Broker non-votes will be disregarded and will have no effect on the outcome of the vote. This vote is advisory and non-binding. However, the compensation committee will review the voting results and take them into consideration when making future decisions regarding executive compensation, in conjunction with other factors such as feedback from stockholder outreach programs:

RESOLVED, that the stockholders approve the compensation of the company’s named executive officers, as disclosed under Securities and Exchange Commission rules, including the compensation discussion and analysis, the compensation tables and related material included in the proxy statement for the 2018 Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE FOR APPROVAL OF THE

COMPANY’S 2017 EXECUTIVE COMPENSATION

56	Hexcel Corporation | 2018 Proxy Statement

EQUITY COMPENSATION PLAN INFORMATION

The following information is provided as of December 31, 2017:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))(1)
	(a)		(b)		(c)
Equity compensation plans approved by security holders	2,470,906	(2)	$31.18	(3)	1,321,057	(4)
Equity compensation plans not approved by security holders	0		N/A		0

Total	2,470,906		$31.18	(3)	1,321,057	(4)

(1)	All numbers in these columns refer to shares of Hexcel common stock.

(2)	Includes 1,732,387 shares issuable upon the exercise of NQOs, 233,910 shares issuable upon the vesting and conversion of RSUs, and 504,609 shares issuable with respect to outstanding PSAs. With respect to PSAs for the 2015-2017 performance period, reflects 131,083 shares to be issued, based on the actual level of attainment of ROIC and EPS Growth (the applicable performance measures) during the 2015-2017 period. See “Compensation Discussion and Analysis—2017 Compensation—Vesting of PSAs Granted in 2015” on page 33 for additional information. With respect to PSAs for the 2016-2018 performance period, assumes that we will attain the maximum level of ROIC and EPS Growth under the PSAs for the performance period, and with respect to the PSAs for the 2017-2019 performance period, assumes that we will attain the maximum level of ROIC and Relative EPS Growth under the PSAs for the performance period, each of which would result in the PSAs converting into the maximum number of shares of our common stock in early 2019 and 2020, respectively. To the extent that the maximum level of the performance measures is not achieved, shares that are not issuable upon conversion of the PSAs will again become available for future issuance under the 2013 ISP.

(3)	Excludes the RSUs and PSAs referred to in note 2 above because they have no exercise price.

(4)	Includes: (i) 1,136,905 shares of common stock available for future issuance under the 2013 ISP, which shares of common stock could be issued in connection with awards other than outstanding options, warrants or rights and (ii) shares of common stock available for purchase under the Hexcel Corporation 2016 Employee Stock Purchase Plan, including 184,152 shares purchased by participants in January 2018.

Hexcel Corporation | 2018 Proxy Statement	57

CEO PAY RATIO

Hexcel strives to provide market competitive pay and benefits that reward employees for performance and reflect internal pay equity for roles of similar scope and impact. We utilize published compensation survey data in each major market where we operate to assist us in providing competitive compensation in the country or region in which the jobs are performed. These compensation practices are key to supporting a diverse workforce and providing opportunities for all employees to contribute, develop new skills and abilities, and manage their careers. Hexcel is a global company that employs people in ten countries.

Pursuant to SEC regulations, Hexcel determined the identity of its median paid employee, as well as the ratio of the annual total compensation paid to the median employee as compared to the annual total compensation paid to Hexcel’s CEO in 2017, as described below.

Measurement Date

We identified the median employee using our employee population as of October 1, 2017. As of that date, we had approximately 5,734 employees (excluding employees of acquired entities as explained below).

Measurement Process

We identified the median employee by determining, based on an examination of our internal records, the actual Total Cash Compensation of each of our employees as of the measurement date for the nine months ending September 30, 2017, which, for permanent employees, we then annualized. We believe this methodology reasonably reflects the annual compensation of our employees. Total Cash Compensation includes base pay (including all differentials, on-call, vacation,

sick and overtime pay) and annual bonus or sales incentives. Once the median employee was identified, we calculated the median employee’s annual total compensation in the same manner as we calculate the amount set forth in the “Total” column in the Summary Compensation Table (i.e., including items such as the value of retirement and benefit plans). We converted the amount of compensation paid to non-U.S. employees to U.S. dollars using our Corporate Treasury Department’s Plan Rates, which are average actual “forward” rates for the 12 months ending December 31, 2017. As permitted by SEC regulations, we excluded from the determination of our median employee approximately 95 employees of entities we acquired in 2017, including approximately 72 employees of Structil S.A. (acquired on October 2, 2017) and approximately 23 employees of the Aerospace & Defense Business of Oxford Performance Materials, Inc. (acquired on December 15, 2017).

Pay Ratio

The pay ratio was calculated in a manner consistent with Item 402(u) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and we believe it constitutes a reasonable estimate. However, as contemplated by Item 402(u), we relied on methods and assumptions that we determined to be appropriate for calculating the pay ratio at Hexcel. Other public companies will use methods and assumptions that differ from the ones we chose but are appropriate for their circumstances. It may therefore be difficult, for this and other reasons, to compare our reported pay ratio to pay ratios reported by other companies.

Our median employee total annual compensation was $59,482. Our CEO’s total annual compensation was $7,016,765. Therefore, our CEO to median employee pay ratio is 117.96 to 1.

58	Hexcel Corporation | 2018 Proxy Statement

AUDIT COMMITTEE REPORT

The audit committee is responsible for assisting the board in its oversight of the integrity of our financial statements, our exposure to financial risk and mitigation of those risks, our compliance with legal and regulatory requirements, our independent registered public accounting firm’s qualifications, independence and performance, and our internal audit function. We also appoint our independent registered public accounting firm, and submit our selection to our stockholders for ratification. We operate under a written charter adopted and approved by the Board of Directors, which is available at our website, www.hexcel.com.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles in the United States. Our independent registered public accounting firm is responsible for performing an integrated audit of the Company’s financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”). Our responsibility is to monitor and review these processes.

We held eight meetings in 2017, held numerous discussions with management and met in executive session, without management, with Ernst & Young LLP, our independent registered public accounting firm for 2017. We also met in executive session, without management present, with our internal auditors. We have reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. We discussed with the independent registered public accounting firm matters required to be discussed pursuant to PCAOB Auditing Standard No. 1301, “Communications with Audit Committees.”

Our independent registered public accounting firm also provided the written disclosures required by applicable requirements of the PCAOB, and we discussed with the independent registered public accounting firm their independence.

Based on our review and the discussions referred to above, the audit committee recommended that the board of directors include our audited consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the Securities and Exchange Commission.

Jeffrey C. Campbell, Chair

Lynn Brubaker

Cynthia M. Egnotovich

W. Kim Foster

The Members of the Audit Committee

Hexcel Corporation | 2018 Proxy Statement	59

Proposal 3	Ratification of Selection of Independent Registered Public Accounting Firm

General

We are asking stockholders to ratify the audit committee’s appointment of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for 2018. Stockholder ratification of the appointment of EY is not required under our Restated Certificate of Incorporation, Amended and Restated Bylaws or otherwise, but is being submitted as a matter of good corporate practice. The audit committee is not bound by the outcome of this vote, but, if the appointment of EY is not ratified by our stockholders, the audit committee will reconsider the appointment.

EY has audited our financial statements annually since 2016. A representative of EY is expected to be present at the 2018 Annual Meeting. The representative will have an opportunity to make a statement if he or she desires to do so and will be available to answer appropriate questions from stockholders present at the meeting.

Fees

The following table shows the aggregate fees for professional services rendered for the company for fiscal 2017 and 2016, respectively:

	Year Ended December 31,
	2017	2016
Audit fees(1)	$2,994,000	$2,487,000
Audit-related fees(2)	150,000	—
Tax-related fees(3)	90,000	754,000
All other fees(4)	25,000	27,000

Total	$3,259,000	$3,268,000

(1)	Audit fees relate to professional services rendered in connection with the audit of our annual financial statements and review of the financial statements included in our Forms 10-Q and 10-K and services provided in connection with foreign statutory and regulatory filings.

(2)	Audit-related fees comprise fees for assurance and related services reasonably related to the performance of the audit or review of our financial statements, including our registered offering of senior notes in 2017.

(3)	Tax-related fees are fees incurred for professional services rendered for tax planning, tax compliance and tax advice. For 2016, these fees related primarily to tax planning services.

(4)	All other fees relate to assistance with disclosures in our proxy statement.

Vote Required

The ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter at the 2018 Annual Meeting once a quorum is present. Abstentions will be counted and will have the same effect as a vote against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE FOR THE RATIFICATION OF THE

APPOINTMENT OF ERNST & YOUNG LLP

60	Hexcel Corporation | 2018 Proxy Statement

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review and Approval of Related Person Transactions

We have adopted a written policy that requires the review and pre-approval of all potential transactions valued at greater than $10,000 in which we and any of our directors, executive officers, stockholders owning greater than 5% of any class of our securities or any of their immediate family members participates or otherwise has an interest. The audit committee is responsible for evaluating and authorizing any transaction with a value greater than $120,000, although any member of the audit committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction in question. The Chief Financial Officer is responsible for evaluating and authorizing any transaction with a value between $10,000 and $120,000, unless the Chief Financial Officer is a related person with respect to the transaction under review, in which case the General Counsel will be responsible for such evaluation and possible authorization.

The factors to be considered in determining whether or not to authorize a transaction brought to the attention of the audit committee or the Chief Financial Officer under this policy include the following:

◾	the terms of the transaction, and whether the terms are no less favorable to us than would be obtained in the transaction were entered into with a party other than a related person

◾	the benefits to us

◾	the availability of other sources for the product or service that is the subject of the transaction
◾	the timing of the transaction

◾	the potential impact of the transaction on a director’s independence

◾	any other factors deemed relevant

Related Person Transactions

The company had no related person transactions since the beginning of 2017, and is not currently aware of any proposed related person transactions.

Indemnification Agreements

Our charter requires us generally to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. Additionally, as permitted by Delaware law, we have entered into indemnification agreements with each of our directors and executive officers. Under the indemnification agreement, we have agreed to hold harmless and indemnify each indemnitee, generally to the fullest extent permitted by Delaware law, against expenses, liabilities and loss incurred in connection with a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which the indemnitee is made a part by reason of the fact that the indemnitee is or was a director or officer of the company, or any other entity at our request; provided, however, that the indemnitee acted in good faith and in manner that he or she reasonably believed to be in the best interest of our company.

Hexcel Corporation | 2018 Proxy Statement	61

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than ten percent of a class of our equity securities registered under the Exchange Act, to file with the SEC initial reports of ownership and reports of changes in ownership of Hexcel common stock. Executive officers, directors, and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, for the year ended December 31, 2017, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent stockholders were complied with.

OTHER MATTERS

As of the date of this proxy statement, the board of directors does not know of any other matters to be presented for action by the stockholders at the 2018 Annual Meeting. However, if any other matters not known are properly brought before the

Annual Meeting, proxies will be voted at the discretion of the proxy holders in accordance with their judgment on such matters.

STOCKHOLDER PROPOSALS

Stockholder proposals intended for inclusion in our proxy materials for the 2019 annual meeting of stockholders must be submitted in writing to us, in care of the Corporate Secretary, at Hexcel Corporation, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, CT 06901, must be received by us no later than November 16, 2018 and must comply in all other respects with SEC regulations relating to such inclusion.

Our Bylaws require that proposals of stockholders other than proposals submitted for inclusion in our proxy statement and proxy, and nominations for the election of directors at the 2019 annual meeting of stockholders be submitted, in accordance with the requirements of our Bylaws, and received by us not later than January 3, 2019 in order to be considered timely. Stockholders are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. We may exclude untimely proposals from our proxy statement for the 2019 Annual Meeting.

ANNUAL REPORT

Our Annual Report to Stockholders containing the company’s audited consolidated financial statements for the year ended December 31, 2017, is being mailed herewith to all stockholders of record. Additional copies are available without charge on request. Requests should be addressed to Vice

President, Investor Relations, Hexcel Corporation, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut, 06901.

62	Hexcel Corporation | 2018 Proxy Statement

ANNEX 1

Reconciliation of Adjusted EPS to GAAP EPS:

	Year Ended December 31,
(All in millions, except earnings per share)	2017	2016
GAAP net income	$284.0	$249.8
Non-operating expense, net of tax(1)	—	0.3
Discrete tax benefits(2)	(15.6)	(6.6)
Tax Reform(3)	(22.1)	—

Adjusted net income (Non-GAAP)	$246.3	$243.5

Diluted Shares (GAAP)	91.9	94.2

Earnings per Share (GAAP)	$3.09	$2.65

Adjusted Earnings per Share (Non-GAAP)	$2.68	$2.58

(1)	Non-operating expense, net of tax, in 2016 was primarily for the accelerated amortization of deferred financing costs related to repaying our term loan and refinancing our revolving credit facility in June 2016.

(2)	The years ended December 31, 2017 and 2016 included benefits of $15.6 million and $6.6 million, respectively, primarily related to the release of reserves for uncertain tax positions.

(3)	The year ended December 31, 2017 includes a $22.1 million benefit related to the U.S. Tax Cuts and Jobs Act.

We believe that adjusted net income and adjusted diluted net earnings per share, each of which is a non-GAAP financial measure, is meaningful to investors because it provides a view of Hexcel with respect to ongoing operating results excluding special items. Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented. This non-GAAP measure is not presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.

Hexcel Corporation | 2018 Proxy Statement	A-1

HEXCEL CORPORATION Two Stamford Plaza 281 Tresser Boulevard Stamford, Connecticut 06901 PROXY FOR ANNUAL MEETING OF STOCKHOLDERS To be held on May 3, 2018 This Proxy is Solicited by the Board of Directors of Hexcel Corporation The undersigned stockholder of Hexcel Corporation (Hexcel) hereby appoints Nick L. Stanage, Patrick J. Winterlich and Gail E. Lehman and each of them, the lawful attorneys and proxies of the undersigned, each with powers of substitution, to vote all shares of Common Stock of Hexcel held of record by the undersigned on March 9, 2018 at the Annual Meeting of Stockholders (the Annual Meeting) to be held at the Community Room, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut, on May 3, 2018 at 10:30 a.m., local time, and at any and all adjournments or postponements thereof, with all the powers the undersigned would possess if personally present, upon all matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated March 16, 2018, receipt of which is hereby acknowledged. (Continued and to be signed on the reverse side) P R O X Y 5TO VOTE BY MAIL, PLEASE DETACH HERE5 ANNUAL MEETING OF STOCKHOLDERS OF HEXCEL CORPORATION May 3, 2018 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://phx.corporate-ir.net/phoenix.zhtml?c=75598&p=proxy Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Date: , 2018 Signature of Stockholder Signature of Stockholder Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. 2. Advisory vote to approve 2017 executive compensation 3. Ratification of Ernst & Young LLP as Independent Registered Public Accounting Firm 4. To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof This proxy, when properly executed, will be voted in the manner directed herein. If no such directions given, this proxy will be voted in accordance with the Board of Directors’ recommendations, and in the discretion of the proxy holder on any other matter that may properly come before the meeting. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. PLEASE SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED ENVELOPE. TO VOTE BY MAIL, PLEASE DETACH HERE5 PLEASE MARK VOTES AS IN THIS EXAMPLE X 1. Election of directors (check one box only): Nick L. Stanage Joel S. Beckman Lynn Brubaker Jeffrey C. Campbell Cynthia M. Egnotovich W. Kim Foster Thomas A. Gendron Jeffrey A. Graves Guy C. Hachey David L. Pugh Catherine A. Suever THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND “FOR” PROPOSALS 2 AND 3. FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN